Exhibit 10.5
STANDARD OFFICE LEASE
BETWEEN
CROWN BREA ASSOCIATES, LLC,
a Delaware limited liability company,
AS LANDLORD

AND
FREMONT INVESTMENT & LOAN,
a California industrial bank,
AS TENANT
2727 East Imperial Highway, Brea, California

STANDARD OFFICE LEASE
     This Standard Office Lease (“Lease”) is made and entered into as of this 23rd day of April, 2004, by and between CROWN BREA ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”), and FREMONT INVESTMENT & LOAN, a California industrial bank (‘Tenant”).
     Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises (the “Premises”) described as the entirety of that building located at 2727 East Imperial Highway, Brea, California, as designated on the “Site Plan” attached hereto and incorporated herein as Exhibit “A”, the address of which is 2727 East Imperial Highway in the City of Brea, California (the “2727 Parcel”) for the term and upon the terms and conditions hereinafter set forth. The Premises, along with that separate building (“Adjacent Building”) located at 2767 East Imperial Highway in the City of Brea, California (the “2767 Parcel”), and all common areas, parking areas, and other facilities used in connection therewith, shall collectively be referred to herein as the “Project”. In connection with the foregoing, Landlord and Tenant hereby agree as follows:
ARTICLE 1 — Basic Lease Provisions:

A.	Term:	Effective Date:	That date of mutual execution and delivery of this Lease, as set forth above.

		Commencement Date:	The date on which the tenant improvements for the Premises shall be Substantially Completed.

		Expiration Date:	The last day of the eighty-ninth (89th) month after the Commencement Date.

B.	Square Footage:		The Premises contains approximately 104,662 rentable square feet. The Project contains approximately 194,312 rentable square feet.

C.	Basic Rental:

	Annual	Monthly	Monthly Basic Rental
Lease Period	Basic Rental	Basic Rental	Per Rentable Sq. Foot
Primary Term	$1,858,800.00	$154,900.00	$1.48
First Option Term	$2,185344.00	$182,111.88	$1.74
Second Option Term			95% of Fair Market Rent, as determined in accordance with Article 31

D.	Base Year:	The period from January 1, 2005 through December 31, 2005, subject to adjustment pursuant to Article 2 below.

E.	Tenant’s Proportionate Share:	Building: 100% Project: 53.9%

F.	Security Deposit:	Waived.

G.	Permitted Use:	General office use, consistent with the character of a first-class office building (but specifically excluding medical office uses or any other uses involving the handling,

disposal or transportation for disposal of bodily fluids and human and animal infectious waste), subject to the terms of this Lease and governmental laws, rules and regulations. Tenant shall provide Landlord with prior written notice if any use will generate excessive noise, vibration or odors, and if any use generates the same, then Landlord may impose reasonable restrictions upon such use.

H.	Brokers:	Trammel Crow Company (“Landlord’s Broker” and Grubb & Ellis (‘Tenant’s Broker”)

I.	Parking Passes:	As of the Commencement Date, Tenant shall have the right to utilize 475 unreserved non-exclusive parking spaces in the Project, all without charge for the duration of the Term and any Option Term, of which a portion shall be located on the 2767 Parcel (as may be designated by Landlord from time to time).

J.	First Month’s Rent:	The first full month’s rent of $154,900.00 shall be due and payable by Tenant to Landlord upon Tenant’s execution of this Lease.

K.	Options to Extend:	Two (2) consecutive options (each an “Option”) of five (5) years each, in accordance with Article 31.
ARTICLE 2 — Term
     The Term of this Lease shall commence on the Commencement Date set forth in Article 1.A. of the Basic Lease Provisions, and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, with the first Lease Year commencing on the Commencement Date; however, (a) if the Commencement Date falls on a day other than the first day of a calendar month, the first Lease Year shall end on the last day of the twelfth (12th) month after the Commencement Date and the second (2nd) and each succeeding Lease Year shall commence on the first day of the next calendar month, and (b) the last Lease Year shall end on the Expiration Date. Landlord shall deliver to Tenant a factually correct Commencement Letter in a form substantially similar to that attached hereto as Exhibit “C”, which Tenant shall execute and return to Landlord within ten (10) days of receipt thereof. Failure of Tenant to timely execute and deliver the Commencement Letter shall not negate Tenant’s acceptance of the Premises or affect determination of the Commencement Date.
ARTICLE 3 — Rental
     (a) Basic Rental. Tenant agrees to pay to Landlord commencing on the Commencement Date and continuing through the balance of the Term, at Landlord’s office, or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly and annual sums as set forth in Article 1.C of the Basic Lease Provisions, payable in advance on the first day of each calendar month, without demand, setoff or deduction, (except as specifically set forth in this Lease), and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first day or last day of a calendar month, the rent for such month shall be prorated based on the number of days in such month. Landlord estimates that the tenant improvements for the Premises shall be Substantially Completed by the date set forth in Item 7 of Schedule 1 of Exhibit “D” (the “Estimated

Completion Date”); provided, however, in the event that the tenant improvements for the Premises have not been Substantially Completed by that date which is forty-five (45) days following the Estimated Completion Date, as such date may be extended due to Force Majeure and/or Tenant Delays (defined in Section 5.2 of Exhibit “D”), Tenant shall be entitled to one (1) day of rent abatement for each day beyond such date until the tenant improvements for the Premises have been Substantially Completed, provided further, however, that after sixty (60) days (i.e., 105 days following the Estimated Completion Date), such rent abatement shall increase to two (2) days of rent abatement for each day beyond such date until the tenant improvements for the Premises have been Substantially Completed. The term “Substantial Completion” or “Substantially Completed” shall have the meaning set forth in Section 5.1 of the Tenant Work Letter attached hereto as Exhibit “D”.
     (b) Increase in Direct Costs. The term “Base Year” means the time period set forth in Article 1.D. of the Basic Lease Provisions. If, in any “Direct Costs Year” (defined below) during the Term of this Lease, following the Base Year, the Direct Costs (as hereinafter defined) paid or incurred by Landlord shall be higher than the Direct Costs for the Base Year, Tenant shall pay an additional sum for such and each subsequent Direct Costs Year equal to the product of the amount set forth in Article 1.E. of the Basic Lease Provisions multiplied by such increased amount of Direct Costs. The term “Direct Costs Year” shall mean the period of time from January 1 through December 31 each year during the Term. In the event either the Premises and/or the Project is expanded or reduced, then Tenant’s Proportionate Share shall be appropriately adjusted, and as to the Direct Costs Year in which such change occurs and thereafter, Tenant’s Proportionate Share for such year shall be determined on the basis of the number of days during that particular Direct Costs Year that such Tenant’s Proportionate Share was in effect. In the event this Lease shall terminate on any date other than the last day of a Direct Costs Year, the additional sum payable hereunder by Tenant during the Direct Costs Year in which this Lease terminates, shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said Direct Costs Year to and including said date on which this Lease terminates bears to the number of days in such Direct Costs Year. Any and all amounts due and payable by Tenant pursuant to Articles 3(b), (c) and (d) hereof shall be deemed “Additional Rent”, and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in Monthly Basic Rental payments.
     (c) Definitions. As used herein the term “Direct Costs” shall mean the sum of items (i) and (iii) below, as item (i) may be reduced by item (ii):
          (i) “Tax Costs”, which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Premises and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively, “Real Property”) or attributable thereto or on the rents, issues, profits or income received or derived therefrom which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord’s reasonable legal fees, costs and disbursements incurred in connection with proceedings reasonably initiated by Landlord for reduction of Tax Costs or any part thereof; provided, however, if at any time after the date of this Lease the methods of taxation now prevailing shall be altered so that in lieu of or as a supplement to or a substitute for the whole or any part of any Tax Costs, there shall be assessed, reassessed or levied (a) a tax, assessment, reassessment, levy, imposition or charge wholly or partially as a net income, capital or franchise levy or otherwise on the rents, issues or income derived therefrom, or (b) a tax, assessment, reassessment, levy (including, but not limited to, any municipal, state or federal levy), imposition or charge measured by or based in whole or in part upon the Real Property and imposed upon Landlord, or (c) a license fee measured by the rent payable under this Lease, then all such taxes, assessments, reassessments or levies or the part thereof so measured or based, shall be deemed to be included in the term “Direct Costs”. Notwithstanding anything to the contrary contained in this Article 3(c), there shall be excluded from Tax Costs all excess profits taxes, franchise taxes, transfer taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project). Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in its reasonable attempts to protest, reduce or minimize Tax Costs shall be included in Tax Costs in the year such expenses are paid. Tax refunds shall be credited against Tax Costs and refunded to Tenant, regardless of when received, based on the year to which the refund is applicable.
          (ii) Tenant’s Payment of Certain Tax Costs. Notwithstanding anything to the contrary contained in this Lease, in the event that prior to the five (5) year anniversary of the Commencement Date (the “Proposition 13 Protection Period”) any one (1) or more sales or changes (or transfers) in ownership of the Real Property are consummated, and as a result thereof, and to the extent that in connection therewith, the Real Property is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13 which reassessment results in an increase in Taxes (the increase in Taxes that results solely from any such reassessment as a result of a sale, refinancing or change (or Transfer) in ownership of the Real Property being consummated is referred to herein as the “Reassessment Increase”), then the Reassessment Increase shall be excluded from Tax Costs for purposes of determining Tenant’s Proportionate Share thereof.
          The amount of Tax Costs which Tenant is not obligated to pay or will not be obligated to pay during the Term in connection with a particular Reassessment pursuant to the terms of this Section 3(c)(ii), shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Direct Costs Year commencing with the year in which the Reassessment will occur, the terms of this paragraph shall apply to each such Reassessment Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Proposition 13 Protection Period, by paying to Tenant an amount equal to the “Proposition 13 Purchase Price,” as that term is defined below. As used herein, “Proposition 13 Purchase Price” shall mean the net present value of the Proposition 13 Protection Amount remaining during the Proposition 13 Protection Period, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such net present value shall be calculated by using the portion of the Proposition 13 Protection Amount attributable to each remaining year of the Proposition 13 Protection Period (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the beginning of each month of each year of the Proposition 13 Protection Period), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each year of the Proposition 13 Protection Period during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord’s exercise of its right to purchase, as set forth herein, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of the above paragraph shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, Tenant’s Basic Rental next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Basic Rental next due shall be increased by the amount of the overestimation. Any dispute over the Proposition 13 Purchase Price shall be resolved through arbitration pursuant to Article 38 below.
          (iii) “Operating Costs”, which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation, replacement, ownership and repair of the Premises and the Project, the equipment, the intrabuilding network cable, adjacent walks and landscaped and common areas and the parking structure, areas and facilities of the Project (all as determined in accordance with sound real estate management practices consistently applied), including, but not limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry. cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project up to the level of portfolio manager and building engineer, its equipment, the intrabuilding network cable, and the adjacent walks and landscaped areas, including janitorial, gardening, security, parking, operating engineer, elevator, painting, plumbing, electrical, carpentry, heating, ventilation, air conditioning, window washing, hired services; a reasonable allowance for depreciation of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, third party accountant’s fees incurred in the preparation of rent adjustment statements; reasonable, third-party legal fees (other than those incurred in connection with the negotiating of leases, collecting rents, eviction of tenants or other legal proceedings to enforce the provisions of any lease), real estate tax consulting fees which are reasonably anticipated to reduce Operating Costs, personal property taxes on property used in the maintenance and operation of the Project, fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners’ association pertaining to the Project; capital expenditures reasonably incurred to effect economies of operation of, or stability of services to, the Project (only to the extent of costs savings reasonably anticipated by Landlord at the time of such expenditure to be achieved in connection therewith) and capital expenditures required by government regulations, laws, or ordinances, including, but not limited to the American with Disabilities Act; provided however that any such permitted capital expenditure shall be amortized (with interest at eight percent (8%) per annum) over its useful life; the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; the cost of all charges for fire and extended coverage, liability and all other insurance for the Project carried by Landlord; the cost of all building and cleaning supplies and materials; the cost of all charges for cleaning, maintenance and service contracts and other services with independent contractors for work they performed in connection with the operation, maintenance or repair of the Project, its equipment and the adjacent walks, plaza and landscape areas, except to the extent any such costs would be otherwise expressly limited or included herein, and administration fees; a property management fee (which fee shall initially equal four percent (4%) of Direct Costs annually, and which may be imputed if Landlord has internalized management or otherwise acts as its own property manager; provided, however, that if the property management fee is modified at any time during the Term, the Direct Costs for the Base Year shall be modified by a corresponding amount); and license, permit and inspection fees relating to the Project (but not in connection with the initial development). In the event, during any Direct Costs Year including the Base Year, the Project is less than ninety-five percent (95%) occupied at all times (including times when there are no occupants of the Project), the variable components of Operating Costs shall be adjusted to reflect the Operating Costs of the Project as though ninety-five percent (95%) were occupied at all times, and the increase or decrease in the sums owed hereunder shall be based upon such Operating Costs as so adjusted.
     Notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Direct Cost payments); (2) costs of any items (including, but not limited to, costs incurred by Landlord for the repair or damage to the Project) to the extent Landlord receives reimbursement from insurance proceeds (such proceeds to be deducted from the Operating Costs in the year in which received but only to the extent the repair costs covered by said proceeds were otherwise included in Operating Costs) or from a third party (such proceeds to be credited to the Operating Costs in the year in which received, but only to the extent the costs for which Landlord is reimbursed were otherwise included in Operating Costs), except that any deductible amount under any insurance policy shall be included within the Operating Costs of the Project (provided that the deductible portion of any earthquake and/or flood insurance carried by Landlord shall be amortized over 20 years)); (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) depreciation, amortization of principal and interest on mortgages or ground lease payments (if any); (5) costs of items considered capital repairs, capital expenditures, or capital replacements, improvements or equipment under generally accepted accounting principles consistently applied, except as expressly included in Operating Costs pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like; (7) Landlords general corporate overhead and general and administrative expenses; (8) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (9) costs incurred to remove, remedy, contain, or treat any Hazardous Material, as that term is defined in Article 28 of this Lease, except for the removal of specific tangible items left at the Project by third parties, the removal of which would traditionally be considered a normal expense of maintenance, such as removal of motor oil from the parking lot; (10) costs incurred in connection with the original construction, permitting, licensing and development of the Project; (11) marketing costs, legal fees, space planners fees and advertising and promotional expenses incurred in connection with the original development, subsequent improvement, or original or future leasing or subleasing or assignment of the Project; (12) any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind; (13) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants; (14) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Operating Costs include wages and/or benefits attributable to personnel above the level of portfolio manager, on-site Project manager or on-site Project engineer; (15) penalties and interest; (16) amounts paid as ground rental or as rental for the Project by the Landlord; (17) costs of inspecting and correcting defects in the Project (including without limitation, defects discovered as a result of earthquake damage and any other patent or latent defects in the Project) and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities); (18) expenses in connection with services or other benefits which are not offered or made available to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Project without a separate charge; (19) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis, which parties render services in the Comparable Buildings; (20) rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment, the cost of which, if purchased, would be excluded from Operating Costs as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project; (21) electric power costs or other utility costs for which any tenant directly contracts with the local public service company, (22) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art; (23) tax or any other penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments when due; (24) fees and reimbursements payable to Landlord (including its parent organization, subsidiaries and/or affiliates) or by Landlord for, management of the Project, which materially exceed the amount which would normally be paid to a company, in connection with the management of Comparable Buildings, with a general reputation for excellence and integrity used at “arm’s length” and which is not, directly or indirectly, affiliated with Landlord; (25) any costs expressly excluded from Operating Costs elsewhere in the Lease; (26) rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space materially exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Project, with adjustment where appropriate for the size of the applicable project; (27) all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the Comparable Buildings) and shall be included as Operating Costs in the year in which the assessment or premium installment is actually paid; (28) costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; (29) costs arising from Landlord’s charitable or political contributions; and (30) depreciation, amortization and interest payments, except as specifically included in the Operating Costs pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (31) advertising and promotional expenditures, and costs of signs in or on the Project identifying the owner of the Project or other tenants’ signs, except for Project directories or Project standard signage; (32) costs of installing, maintaining and operating any specialty service operated by Landlord, including without limitation, any luncheon club or athletic facility, or the repair thereof; (33) any reserves retained by Landlord; (34) any entertainment, dining or travel expenses for any purpose; (35) any finders fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Project office, once per year; (36) any above Building standard cleanup, including construction and special events cleanup (other than special events where Tenant is invited); (37) in-house legal and/or accounting (as opposed to office building bookkeeping) fees in excess of market rates; (38) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and Tenant, Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project; (39) the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Building, except to the extent such costs are customarily included in operating expenses by landlords of Comparable Buildings; (40) costs reimbursed to Landlord under any warranty carried by Landlord for the Building and/or the Project, which warranties Landlord shall use commercially reasonable efforts to enforce; (41) costs of magazine and newspaper subscriptions to the extent not customary in Comparable Buildings; (42) costs associated with material portions of the Common Areas dedicated for the exclusive use of other tenants of the Project, except to the extent Tenant is given its pro-rata share (rentable square feet in the Premises in relation to the rentable square feet in the Project) of comparable Common Areas (defined below); and (43) costs to bring the Project and Premises into compliance with all covenants, conditions and restrictions, laws, statutes, ordinances and governmental regulations or requirements in effect as of the Commencement Date (collectively, the “Excluded Items”).
     (d) Determination of Payment.
          (i) If for any Direct Costs Year ending or commencing within the Term, Direct Costs for such Direct Costs Year exceeds Direct Costs for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Sections 3(d)(ii) and (iii), below, and as additional rent, an amount equal to Tenant’s Proportionate Share of the excess (the “Excess”). If for any Direct Costs Year ending or commencing within the Term, Direct Costs for such Direct Costs Year are less than Direct Costs for the Base Year, then, provided that no Event of Default by Tenant under this Lease shall then be in effect, Landlord shall pay to Tenant, within thirty (30) days after Landlord’s determination of Direct Costs for such Direct Costs Year, the amount equal to Tenant’s Proportionate Share of the amount by which Direct Costs for such Direct Costs Year are less than Direct Costs for the Base Year.
     Notwithstanding the foregoing, in no event shall Tenant’s Proportionate Share of the amount by which Direct Controllable Costs (as defined below) for any Direct Costs Year exceeds the Direct Controllable Costs for the Base Year increase by more than five percent (5%), calculated on a cumulative and compounded basis, from Tenant’s Proportionate Share of said excess for the immediately preceding Direct Costs Year. “Direct Controllable Costs” shall mean all Operating Costs, except for the following: (A) the cost of all charges for electricity, gas, water and other utilities furnished to the Project, including any taxes thereon; (B) expenses incurred by Landlord in connection with the Project for labor (including unionized labor expenses), including, but not limited to, salaries, wages, medical, surgical and general welfare benefits and pension payments, payroll taxes, fringe benefits, employment taxes, workers’ compensation, uniforms and dry cleaning thereof for all persons who perform duties connected with the operation, maintenance and repair of the Project; (C) the cost of all charges for fire and extended coverage, liability and all other insurance for the Project carried by Landlord; and (D) costs incurred in connection with upgrading the Premises and/or Project to comply with disability, life, seismic, fire and safety codes, ordinances, statutes, or other laws which become effective on or after the Commencement Date.
          (ii) Landlord shall give Tenant a reasonably detailed yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Costs for the then-current Direct Costs Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Direct Costs for such Direct Costs Year, which shall be based upon the Estimate, to Direct Costs for the Base

Year. Landlord shall endeavor to deliver the Estimate Statement to Tenant on or before April 30th of each year. Subject to section (iii) below, the failure of Landlord to timely furnish the Estimate Statement for any Direct Costs Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 3. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Direct Costs Year, Tenant shall pay, with its next installment of Monthly Basic Rental or within sixty (60) days after Tenant’s receipt of the Estimated Statement, whichever is later, a fraction of the Estimated Excess for the then-current Direct Costs Year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(ii)). Such fraction shall have as its numerator the number of months which have elapsed in such current Direct Costs Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12th) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.
          (iii) In addition, Landlord shall endeavor to give to Tenant on or before the first day of April following the end of each Direct Costs Year, a statement (the “Statement”) which shall state the Direct Costs incurred or accrued for such preceding Direct Costs Year, and which shall indicate the amount, if any, of the Excess. Upon receipt of the Statement for each Direct Costs Year during the Term, if amounts paid by Tenant as Estimated Excess are less than the actual Excess as specified on the Statement, Tenant shall pay, on the later to occur of (i) thirty (30) days (hereafter, or (ii) the next installment of Monthly Basic Rental due, the full amount of the Excess for such Direct Costs Year, less the amounts, if any, paid during such Direct Costs Year as Estimated Excess. If, however, the Statement indicates that amounts paid by Tenant as Estimated Excess are greater than the actual Excess as specified on the Statement, such overpayment shall be credited against Tenant’s next installments of Basic Rental or Estimated Excess. Except as provided below, the failure of Landlord to timely furnish the Statement for any Direct Costs Year shall not prejudice Landlord from enforcing its rights under this Article 3; provided, however, that if Landlord fails to furnish Tenant with a Statement within thirty-six (36) months following the end of a Direct Costs Year (or fifteen (15) months following the expiration of the Term), then Landlord shall be precluded from enforcing its right to collect any Excess for such Direct Costs Year. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Proportionate Share of the Direct Costs for the Direct Costs Year in which this Lease terminates, (i) if an Excess is present, Tenant shall pay to Landlord within thirty (30) days after notice thereof an amount as calculated pursuant to the provisions of this Article 3(d), and (ii) if Tenant overpaid, such overpayment shall be reimbursed to Tenant within thirty (30) days following the expiration of the Term. The provisions of this Section 3(d)(iii) shall survive the expiration or earlier termination of the Term.
          (iv) Within two hundred forty (240) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm) designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect and copy Landlord’s records at Landlord’s offices in Los Angeles or Orange County, provided that no Event of Default by Tenant shall then be in effect and provided further that such accountant is not compensated on a contingency fee basis. Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement (provided that Tenant does not waive the right with respect to Statements for subsequent Direct Costs Years to dispute any amounts set forth in said Statement for the Base Year). If after such inspection, but within sixty (60) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant mutually selected by Landlord and Tenant and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based and shall provide reasonable supporting documentation requested by Tenant. However, if such certification by the accountant proves that the Direct Costs set forth in the Statement were overstated by more than four percent (4%), then the cost of Tenant’s accountant, the accountant engaged by Landlord, and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification.
          (v) Tenant acknowledges that the Project is a multi-building development, and that certain Direct Costs are attributable to the Project as a whole (and not attributable solely to any individual building therein), and shall therefore be allocated by Landlord to the Project and to the buildings within the Project on a proportionate basis based on the square footage of each of the buildings in the Project compared to the total square footage of all of the buildings in the Project, as set forth in Article 1.E above.
ARTICLE 4 — Intentionally Omitted
ARTICLE 5 — Holding Over
     Should Tenant, without Landlord’s written consent, hold over after termination of this Lease, Tenant shall become a tenant from month-to-month, only upon each and all of the terms herein provided as may be applicable to a month-to-month tenancy, and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, monthly rent equal to one hundred twenty-five percent (125%) of the Basic Rental rate in effect for the last month of the Term of this Lease, in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder, including, but not limited to, Tenant’s Proportionate Share of any increase in Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. If Tenant fails to surrender the Premises without Landlord’s consent upon the expiration or termination of this Lease, Tenant agrees to indemnify, defend and hold Landlord harmless from all reasonable costs, loss, expense or liability suffered or incurred by Landlord (excluding any consequential damages) so long as Tenant was given notice, at least sixty (60) days prior to the expiration or earlier termination of the term of this Lease, of the potential claim should Tenant fail to timely surrender the Premises.
ARTICLE 6 — Personal Property Taxes
     Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. In the event any or all of Tenant’s trade fixtures, furnishings, equipment and other personal property shall be assessed and taxed with property of Landlord, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property, as reasonably determined by Landlord. Tenant shall assume and pay to Landlord at the time of paying Basic Rental any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be imposed on or on account of letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of “Tax Costs.”
ARTICLE 7 — Use
     (a) Tenant shall use and occupy the Premises only for the use set forth in Article 1.G. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord, which Landlord consent may be given or withheld in Landlord’s sole and absolute discretion, and Tenant agrees that it will use the Premises in such a manner so as not to unreasonably interfere with or infringe upon the rights of any other tenants in the Project. Except for items which are Landlord’s responsibility hereunder, Tenant shall, at its sole cost and expense, promptly comply with all covenants, conditions and restrictions, laws, statutes, ordinances and governmental regulations or requirements now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises, excluding changes to the Premises or its systems not related to Tenant’s particular use of the Premises (for other than normal and customary general office operations), and (ii) improvements installed or constructed in the Premises by or for the benefit of Tenant. Notwithstanding the foregoing, Tenant shall not be responsible for the cost of complying with any existing covenants, conditions and restrictions, laws, statutes, ordinances or governmental regulations or requirements relating to or affecting any portion of the Project other than the Premises required as a result of such initial tenant improvements installed or constructed in the Premises by or for the benefit of Tenant (e.g., modifications to the Project parking facilities). Except as otherwise provided in Article 14(e) below, Tenant shall not do or permit to be done anything which would invalidate or increase the cost of any fire and extended coverage insurance policy covering the Project and/or the property located therein and Tenant shall comply with all rules, orders, regulations and requirements of any organization which sets out standards, requirements or recommendations commonly referred to by major fire insurance underwriters.
     (b) Tenant agrees not to keep any trash, garbage, waste or other refuse on the Premises except in sanitary containers and, except for trash removal which is the Landlord’s responsibility under Article 11 (unless Tenant elects otherwise pursuant to Article 9 below), agrees to regularly and frequently remove same from the Premises in accordance with commercially reasonable standards. Except for trash removal which is the Landlord’s responsibility under Article 11 (unless Tenant elects otherwise), Tenant shall keep all containers or other equipment used for storage of such materials in a clean and sanitary condition. Tenant shall keep the sewage disposal system free of all obstructions and in good operating condition. If the volume of Tenant’s trash becomes excessive in Landlord’s reasonable judgment, when compared to similar companies and similar business operations, Landlord shall have the right to charge Tenant for additional trash disposal services and/or require that Tenant shall, at its own cost, retain a licensed, bonded professional pest and sanitation control service to perform inspections of the Premises not less frequently than once every thirty (30) days for the purpose of eliminating infestation by and controlling the presence of insects, rodents and vermin and shall promptly cause any corrective or extermination work recommended by such service to be performed. Such work shall be performed pursuant to a written contract, a copy of which shall be delivered to Landlord by Tenant upon request. Tenant shall prevent odors from the Premises from permeating the Project and shall prevent any noises on the Premises which will unreasonably interfere or cause annoyance to any of the occupants of the Project.
     (c) In the event Tenant ceases operations at the Premises for a period in excess of thirty (30) consecutive days at any time during the last nine (9) months of the Lease Term, and such cessation is not due to an event of Force Majeure, a subletting of all or a portion of the Premises to which Landlord has consented in writing or has deemed to have consented (with respect to which sublet area Landlord shall not have recapture rights), or any other reason to which Landlord has consented in writing, Landlord shall have the option, by giving thirty (30) days prior written notice to Tenant, to terminate this Lease with respect to the entire Premises (other than the portion of the Premises being subleased); provided, however, that notwithstanding the foregoing, Tenant shall have the right to vitiate Landlord’s election by delivering written notice to Landlord of its intent to recommence operations at the Premises and doing so within such thirty (30) day period.
ARTICLE 8 — Condition of Premises
     (a) Subject to any latent defects, structural defects and any covenants and/or representations by Landlord set forth in this Lease, and Landlord’s obligations under this Lease, Tenant hereby agrees that, except as provided in the Work Letter attached hereto as Exhibit “D” and Pricing Plan, the Premises shall be taken “as is,” “without any representations or warranties.” Tenant acknowledges that neither Landlord nor any agent nor any employee of

Landlord has made any representations or warranty with respect to the Premises or the Project or with respect to the suitability of either for the conduct of Tenant’s business. Tenant hereby waives Sections 1941 and 1942 of the Civil Code of California or any successor provision of law.
     (b) Intentionally Omitted.
     (c) Tenant shall be responsible, at its expense, for the costs of compliance with all covenants, conditions and restrictions, laws, statutes, ordinances and governmental regulations or requirements in effect (including, without limitation, ADA), resulting from or arising out of (i) any particular use of the Premises or specific acts of Tenant (other than for normal and customary general office operations), and/or (ii) any Alterations performed by or on behalf of Tenant in the Premises, other than the initial tenant improvements. Tenant shall not have any responsibility or liability for violations of any law, ordinance, rule or regulation relating to the Premises and/or the Project existing as of the Commencement Date; provided, however, that Tenant shall be responsible or liable for violations of any law, ordinance, rule or regulation relating to the Premises and/or the Project existing as of the Commencement Date if and to the extent that Tenant performs any Alterations to the Premises during the Term which trigger the implementation of any such law, ordinance, rule or regulation.
     (d) Landlord reserves the right from time to time, but subject to payment by and/or reimbursement from Tenant as otherwise provided herein (if performed in the normal course of maintenance and/or replacement): (i) to install, use, maintain, repair, replace and relocate for service to the Premises and/or other parts of the Project pipes, ducts, conduits, wires, appurtenant fixtures, and mechanical systems, wherever located in the Premises or the Project; (ii) to alter, close or relocate any facility in the Common Areas, or otherwise conduct any of the above activities for the purpose of complying with laws, rules and regulations applicable to the Project, including, without limitation, removing that “breezeway” and related improvements that, as of the Effective Date, runs between the Premises and the Adjacent Building; and (iii) to comply with any federal, state or local law, rule or order with respect thereto or the regulation thereof not currently in effect. Landlord shall use its commercially reasonable efforts to perform any such work so as not to materially or adversely interfere with Tenant’s use of, or ingress or egress to, the Premises or parking facilities. In no event shall Tenant be permitted to (x) withhold or reduce Basic Rental or other charges due hereunder as a result of same, or (y) otherwise make claim against Landlord for interruption or interference with Tenant’s business and/or operations, except as specifically set forth in this Lease; provided, however, that Tenant shall not be deemed to have waived any such claims against Landlord as provided in (y) above if such interruption or interference with Tenant’s business and/or operations results from the negligence or willful misconduct of Landlord, its employees, agents, representatives or contractors. Further, Landlord shall use commercially reasonable efforts to minimize any such interruption or interference.
     (e) Tenant’s rights to the Premises include the right to use and access the janitorial closet and the electrical and telephone rooms, if any, on the floors containing the Premises as reasonably necessary for Tenant’s effective and efficient use of the Premises, and the right to enter such areas to service its equipment, provided such rights shall be (i) scheduled with Landlord; (ii) subject to Landlord’s right of use and access; (iii) subject to Landlord’s right to have a representative present to supervise said use and access; and (iv) subject to Landlord’s reasonable rules and regulations. Tenant shall have the right to use, or access, any ceilings or space above the ceilings on the floor containing the Premises to the extent necessary to service Tenant’s equipment in the Premises and to run wires, cables and other conduits to the Premises and to use such space as necessary for providing utility services to the Premises, such as the installation of computer cable conduits to the extent permitted by applicable laws; provided, however, all such work shall be (A) scheduled with Landlord, (B) subject to Landlord’s right of access to other tenants’ premises, (C) completed in a manner which creates the minimal reasonable interference with such other tenants, if any, (D) subject to Landlord’s right to have a representative present to supervise said work, and (E) subject to Landlord’s reasonable rules and regulations. Notwithstanding anything to the contrary set forth in this Lease, in no event shall Tenant take any action in the Premises or the Project which may materially adversely affect the Project structure or the building systems without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion.

     (f) Tenant shall have the non-exclusive right to use in common with other tenants in the Project, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants or occupants of the Project, including the parking facilities (such areas are collectively referred to herein as the “Common Areas”), subject to the rules and regulations referred to in Article 30(h) of this Lease as such may be amended from time to time, as long as such rules and regulations do not unreasonably interfere with the rights granted to Tenant in this Lease and the permitted use granted under Article 7 of this Lease. In connection with Landlord’s right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, as provided above, no such changes shall be permitted on more than a temporary basis which materially reduce Tenant’s access or rights hereunder unless required by law or in the event of emergencies or required repairs and provided further that such work by Landlord will not unreasonably interfere with Tenant’s conduct of normal business operations from the Premises, except in the event of emergencies.
ARTICLE 9 — Repairs and Alterations
     (a) Landlord shall maintain and keep in a good condition and repair, as part of Operating Costs: (i) the structural portions of the Project including the foundation, floor/ceiling slabs, roof and curtain wall; (ii) the basic mechanical, electrical, lifesafety, plumbing, sprinkler systems and heating, ventilating and air-conditioning (“HVAC”) systems necessary for the operation of the Project and the provision of services and utilities as required herein (collectively, the “Project Systems”); and (iii) exterior glass, beams, shafts and columns, and the Common Areas, including stairs, stairwells and elevator cabs. Except as expressly provided as Landlord’s obligation in this Article 9, and subject to reasonable wear and tear, Tenant shall keep the non-structural elements of the Premises in good condition and repair (other than Project Systems and equipment and structural parts of the Premises), except to the extent the necessity for any such repairs or replacements results from the negligence or willful misconduct of Landlord, its employees, agents, representatives or contractors. Notwithstanding the foregoing, but subject to the terms of Article 14(d) below, all damage or injury to the Premises or the Project to the extent resulting from the negligence or willful misconduct of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises shall be promptly repaired by Tenant, at its sole cost and expense, to the reasonable satisfaction of Landlord; provided, however, that for any repairs that may impact the structure or mechanical, electrical, plumbing, heating, ventilation or air conditioning systems of the Project, Landlord shall have the right (but not the obligation) to select the contractor (if competitively priced) and oversee all such repairs. Landlord may make any repairs which are not promptly made by Tenant after Tenant’s receipt of written notice and the reasonable opportunity of Tenant to make said repair within fifteen (15) business days from receipt of said written notice, and charge Tenant for the reasonable cost thereof, which cost shall be paid by Tenant within thirty (30) business days from invoice from Landlord. Notwithstanding the foregoing, Landlord may make any repairs pursuant to the preceding sentence prior to said 15th business day in the event the condition which necessitates such repair work constitutes a safety or health hazard to occupants of the Project or otherwise constitutes a dangerous condition (in which event Landlord may make said repairs as soon as reasonably necessary given the particular circumstances). Except in the case of emergency, Landlord shall provide Tenant with forty-eight (48) hours prior written notice (unless such entry is approved by the on-site manager for a lesser time period or with respect to janitorial or normal periodic minor maintenance and upkeep) of Landlord’s intent to enter the Premises, shall use reasonable efforts to minimize any interference to Tenant, shall reasonably schedule such entries with Tenant and shall attempt to make all such entries during normal business hours. Tenant shall be responsible for the design and function of all non-standard improvements of the Premises, whether or not installed by Landlord at Tenant’s request. Except as otherwise set forth in Section 9(b) below, Tenant waives all rights to make repairs at the expense of Landlord, or to deduct the cost thereof from the rent. Tenant shall make no alterations, changes or additions in or to the Premises (collectively, “Alterations”), (except in cases of emergency where Tenant’s conduct of the Permitted Use hereunder is adversely and materially affected, in which case Tenant will notify Landlord in writing at least two (2) business days prior to the commencement of any Alterations), without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (and shall be granted or denied within fifteen (15) business days after Tenant’s request therefor is received by Landlord and Landlord has received all information reasonably requested by Landlord in connection with reviewing said request), and then only by contractors or mechanics reasonably approved by Landlord in writing and upon the approval by Landlord in writing of fully detailed and dimensioned plans and specifications pertaining to the Alterations in question (if required), to be prepared and submitted by Tenant at its sole cost and expense. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall construct such alterations in a good and workmanlike manner, in conformance with all applicable, federal, state, county and municipal laws, rules and regulations, pursuant to a valid building permit, and in conformance with Landlord’s reasonable, nondiscriminatory construction rules and regulations. Tenant hereby indemnifies, defends and agrees to hold Landlord free and harmless from all liens and claims of lien, and all other liability, claims and demands arising out of any work done or material supplied to the Premises by or at the request of Tenant in connection with any Alterations. Prior to the commencement of any alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof. If permitted Alterations are made, they shall be made at Tenant’s sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given concurrently with Landlord’s consent to said Alterations, or with respect to Cosmetic Alterations, within ten (10) business days after Tenant notifies Landlord of the same, require Tenant at Tenant’s expense to remove all partitions, counters, railings and other Alterations installed by Tenant, and to repair any damages to the Premises caused by such removal. Landlord shall be required to give notice along with Landlord’s consent if Landlord is electing to consider such Alteration the property of Landlord or whether the same must be removed upon the expiration or earlier termination of this Lease. Any and all costs attributable to or related to the applicable building codes of the city in which the Project is located (or any other authority having jurisdiction over the Project) arising from Tenant’s plans, specifications, improvements, alterations or otherwise shall be paid by Tenant at its sole cost and expense. Notwithstanding the above, Tenant shall have the right, without Landlord’s consent but upon ten (10) business days prior written notice to Landlord, to make non-structural additions and alterations (“Cosmetic Alterations”) to the Premises that do not (i) affect the exterior appearance of the Project, or (ii) affect the Project’s systems or the Project’s structure. With regard to repairs, Alterations or any other work arising from or related to this Article 9 which Landlord performs on Tenant’s behalf, Landlord shall be entitled to receive an administrative/supervision fee (the “Alteration Supervisory Fee”) of four percent (4%) of the total cost of all work performed (exclusive of any architectural, design, construction consultant or engineering fees, permitting costs and any other soft costs). Notwithstanding anything to the contrary set forth in this Lease, Tenant shall be responsible for removing all cabling in the Premises installed by or on behalf of Tenant upon the expiration or earlier termination of this Lease unless Landlord notifies Tenant of its election to retain same.
(b) Tenant’s Right to Make Repairs.
          (i) Tenant’s Actions. If Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to an obligation of Landlord under the terms of this Lease (hereinafter, a “Required Action”), and Landlord fails to proceed to take such action as required by the terms of this Lease within ten (10) days (and thereafter to proceed with due diligence to complete the Required Action), then Tenant may proceed to take the Required Action upon delivery of an additional fifteen (15) days notice to Landlord (except in cases of emergency where Tenant’s conduct of the Permitted Use hereunder is adversely and materially affected, in which case two (2) business days after receipt of such notice or such later period of time as is reasonably necessary to commence such corrective action) specifying that Tenant is taking such Required Action (unless Landlord proceeds to take the Required Action within said additional 2-business day period or 15-day period, as the case may be), and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable, out-of-pocket costs and expenses in taking such action plus interest at the Interest Rate. In the event Tenant takes such action and such work will affect the systems and equipment, structure of the Project or exterior appearance of the Project, Tenant shall use only those contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable projects.
          (ii) Payment of Costs. If Landlord does not deliver a detailed written objection to Tenant, within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action under Section 9(b)(i), above, which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from the Rent payable by Tenant under this Lease the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from the Rent, but as Tenant’s sole remedy (except as set forth in Article 16, below), Tenant may proceed to arbitration against Landlord to collect the amount set forth in the subject invoice. In the event Tenant prevails in such legal proceedings and receives a judgment against Landlord, then Landlord shall pay such judgment to Tenant within thirty (30) days of such judgment being entered with interest thereon at the Interest Rate. If such judgment is not so paid, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease in the amount of such judgment together with interest thereon at the Interest Rate from the date Tenant advanced the funds until the date of such deduction.
ARTICLE 10 — Liens
     Tenant shall keep the Premises and the Project free from any mechanics’ liens, vendors’ liens, or any other liens arising out of any work performed, materials furnished, or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold harmless Landlord from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorney’s fees incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days’ written notice (except in the event of an emergency where Tenant’s conduct of the Permitted Use hereunder is adversely and materially affected) of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non— responsibility). In the event that there shall be recorded against the Premises or the Project or the Property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed or discharged within fifteen (15) days of Tenant’s receipt of notice of such filing, then unless Tenant has posted a bond against said lien, Landlord shall have the right but not the obligation to pay and discharge said lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Interest Rate as Additional Rent.
ARTICLE 11 — Protect Services
     (a) Landlord agrees to furnish to the Premises, at a cost to be included in Operating Costs, from 7:00 a.m. to 7:00 p.m., Mondays through Fridays, and from 8:00 a.m. to 1:00 p.m. on Saturdays, excepting New Years Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (collectively, “Holidays”), air conditioning and heat, all in such reasonable quantities as is reasonably necessary for the normal comfortable occupancy of the Premises. In addition, Landlord shall provide electric current for normal lighting and normal office machines, and elevator service and water on the same floor as the Premises for lavatory and drinking purposes as is reasonably necessary for general office use and in compliance with applicable codes; provided, however, that Tenant shall be responsible for paying for all utilities supplied to the 2727 Parcel, irrespective of whether the Premises (and/or parking field within the 2727 Parcel) is separately metered. Further, Tenant covenants and agrees to pay all utility hook-up and usage fees and costs directly to the applicable utility provider when and as due. Janitorial and maintenance services consistent with those services offered by comparable office buildings shall be furnished as part of Operating Expenses five (5) days per week, excepting Holidays. Tenant shall comply with all reasonable, nondiscriminatory rules and regulations which Landlord may reasonably establish for the proper functioning and protection of the common area air conditioning, heating, elevator, electrical intrabuilding network cable and plumbing systems. Landlord shall not be liable for any loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits however occurring and, except as otherwise set forth in this Lease, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents, necessary repairs or other cause; provided, however, that if the Premises or a material portion of the Premises is rendered untenable for more than five (5) consecutive business days due to a stoppage, reduction or interruption of any such services due solely or predominantly to (i) the negligence or willful misconduct of Landlord or its contractors, employees or authorized agents, or (ii) Landlord’s failure to timely perform its obligations under this Lease, Basic Rental (and Operating Expenses, if and to the extent actually reimbursed to Landlord through rental interruption insurance proceeds) shall be equitably abated until such time as such services have been restored. Except as specifically provided in this Article 1I, from and after the Commencement Date, Tenant agrees to pay for all utilities and other services utilized in the Premises which are not separately metered, and additional building services furnished to Tenant not uniformly furnished to all tenants of the Project, at the rate generally charged by Landlord to tenants of the Project, and which in no event shall be at a higher rate than that customarily charged to comparable tenants in the north Orange County area.
     (b) Tenant will not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, use any apparatus or device in the Premises, which will in any way increase the amount of water usually furnished or supplied for use of the Premises as general office space; nor connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water.
     (c) If Tenant shall require electric current in any portion of the Premises on average in excess of five (5) watts per rentable square foot of such portion of the Premises during normal business hours, determined on an annual basis, Tenant shall first obtain the written consent of Landlord, which Landlord may not unreasonably withhold, to the use thereof (the “Excess Use”) and Landlord, at Tenant’s sole cost and expense, may cause an electric current meter or submeter to be installed in the Premises to measure the amount of such excess electric current consumed by Tenant.
     (d) If any lights, machines or equipment (other than standard general office equipment for comparable tenants) are used by Tenant in the Premises which materially affect the temperature otherwise maintained by the air conditioning system, or generate substantially more heat in the Premises than would be generated by the building standard tights and usual office equipment, Landlord shall have the right to install any machinery and equipment which Landlord reasonably deems necessary to restore temperature balance, including, but not limited to, modifications to the standard air conditioning equipment, and the cost thereof, including the cost of installation and any additional cost of operation and maintenance occasioned thereby,
     (e) If Tenant requires HVAC during times other than the times provided in the first sentence of Article 11(a) above, Tenant shall give Landlord such advance notice as Landlord shall reasonably require and shall pay, in addition to the utility usage, Landlord’s standard charge for such after-hours use (currently Ten Dollars ($10) per hour, subject to increase from time to time) for wear and tear on the HVAC equipment.
     (f) Landlord may impose a reasonable charge for any utilities or services (other than electric current and HVAC which shall be governed by the provisions above) utilized by Tenant in excess of the amount or type which Landlord is obligated to supply pursuant to this Lease.
     (g) Subject to Landlord’s approval as to the method of installation and type of security system, Tenant shall have the right to install its own security system and/or personnel provided (i) Landlord and its agents, representatives and employees shall be able to reasonably access the Premises for any purposes for which Landlord is entitled to access the Premises under this Lease (including, without limitation, for emergency purposes), (ii) the same does not interfere with the Project systems or equipment, (iii) Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, loss, damage or expenses suffered by Landlord resulting from or arising out of the installation of said security system or maintenance of security personnel, and (iv) upon Landlord’s request, Tenant shall remove any such system upon the expiration or earlier termination of this Lease and repair any damage caused by such removal.
     (h) To the best of Landlord’s knowledge, after duty of investigation, as of the Commencement Date, the existing Project Systems serving the Premises shall be in good working order.
ARTICLE 12 — Rights of Landlord
     Landlord and its agents shall have the right to enter the Premises at all reasonable times for the purpose of cleaning the Premises and at all other reasonable times upon 48 hours prior written notice (except in the case of emergency where no prior notice shall be required), for the purpose of examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Property, showing the same to prospective tenants during the last one (1) year of the Term, lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as Landlord may deem reasonably necessary or reasonably desirable. Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations or access to the Premises, shall attempt to reasonably schedule such entries with Tenant and Landlord shall attempt to make entries during normal business hours. If Tenant shall not be personally present to open and permit an entry into the Premises at any time when such an entry by Landlord is necessary or permitted hereunder, Landlord may enter by means of a master key or may enter forcibly, only in the case of an emergency, without liability to Tenant except for any damage to the Premises caused by the negligence or willful misconduct of Landlord in any such entry, and without affecting this Lease.
ARTICLE 13 — Indemnity; Exemption of Landlord from Liability
     (a) Indemnity. Subject to the terms of Article 14(d) below, Tenant shall indemnify, defend and hold Landlord and Landlord’s partners, members, affiliates, agents, directors and employees (collectively, “Landlord Parties”) harmless from and against (i) any and all claims arising from (i) Tenant’s use of the Premises or the Project (including Tenant’s signage), (ii) any and all claims arising from any act, activity, work or thing which may be permitted or suffered by Tenant or any of Tenant’s partners, members, agents, directors, employees, contractors, invitees, patrons or customers in or about the Premises or the Project, (iii) any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under this Lease or arising from any acts or omissions of Tenant, any Tenant Parties (defined below) or any of Tenant’s contractors, invitees, patrons or customers in or about the Premises or the Project, and (iv) any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith.
          Subject to the terms of Article 14(d) below, Landlord shall indemnify, defend and hold Tenant and Tenant’s partners, members, affiliates, agents, directors and employees (collectively, “Tenant Parties”) harmless from and against any and all claims arising from (i) any and all claims arising from any act, activity, work or thing which may be permitted or suffered by Landlord or any of Landlord’s agents, contractors, employees or invitees, patrons, customers or members in or about the Premises or the Project, (ii) any breach or default in the performance of any obligation on Landlord’s part to be performed under this Lease or arising from any acts or omissions of Landlord or any of Landlord’s agents, contractors, employees or invitees, patrons, customers or members in or about the Premises or the Project, and (iii) from any and all costs, attorneys’ fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith.
          The provisions of this Article shall survive the expiration or earlier termination of this Lease. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against

Landlord, excepting where the damage, cost and liability is caused by the negligence or willful misconduct of Landlord or the Landlord Parties.
          Notwithstanding anything to the contrary set forth in this Lease, so long as Tenant compensates Landlord for insurance obtained by Landlord as part of Tenant’s Share of Operating Expenses, and because of the existence of the waivers of subrogation set forth in Section 14(d) of this Lease, Tenant shall be relieved of its indemnity obligation only with respect to any liabilities for Landlord’s property damage resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of Tenant’s agents, contractors, servants, employees or licensees, if and to the extent such liabilities are covered by insurance carried by Landlord and paid for in part by Tenant as part of Operating Expenses.
     (b) Exemption of Landlord from Liability. Landlord shall not be liable for injury to Tenant’s business, or loss of income therefrom, or, except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord, or its contractors, employees or authorized agents, for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors, or any other person in, on or about the Premises directly or indirectly caused by or resulting from fire, steam, electricity, gas, water, or rain which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, light fixtures, or mechanical or electrical systems or from intrabuilding network cable, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Project or from other sources or places and regardless of whether the cause of such damage or injury or the means or repairing the same is inaccessible to Tenant.
ARTICLE 14 — Insurance
     (a) Tenant’s Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance with a combined single limit for bodily injury and property damages of not less than Three Million Dollars ($3,000,000) per occurrence and Five Million Dollars ($5,000,000) in the annual aggregate, including products liability coverage if applicable, covering the insuring provisions of this Lease and the performance of Tenant of the indemnity and exemption of Landlord from liability agreements set forth in Article 13 hereof; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all perils), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage in an amount equal to the full replacement value new without deduction for depreciation of all (A) tenant improvements, Alterations, fixtures and other improvements in the Premises, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; (iii) Workers’ Compensation coverage as required by law; and (iv) extra expense insurance. Furthermore, Tenant shall be responsible, at its expense, for maintaining business interruption insurance on an “actual loss sustained basis” (with a liability limit equal to twelve (12) months of business interruption exposure). To the extent landlords of Comparable Buildings are requiring the same, Tenant shall carry and maintain during the entire Lease Term (including any option periods, if applicable), at Tenant’s sole cost and expense, increased amounts of the insurance reasonably required to be carried by Tenant pursuant to this Article 14, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord.
     (b) Form of Policies. The aforementioned minimum limits of policies and Tenant’s procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, Landlord’s property manager, Landlord’s lender(s) and such other persons or firms as Landlord reasonably specifies from time to time, as additional insureds with an appropriate endorsement to the policy(s). All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VIII in Best’s Insurance Guide. Tenant shall furnish to Landlord, from the insurance companies, or cause the insurance companies to furnish, certificates of coverage. No such policy shall be subject to reduction of coverage below the limits required hereunder or other modification or cancellation except after no less than thirty (30) days’ prior written notice to Landlord by the insurer. All such insurance shall be written on an “occurrence” basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. The general liability coverage shall be endorsed to agree that Tenant’s policy is primary and that any insurance covered by Landlord is excess and not contributing with any Tenant insurance requirement hereunder. Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with evidence of renewals. Tenant agrees that if Tenant does not take out and maintain such insurance or timely furnish Landlord with evidence of renewals, Landlord may after five (5) business days written notice is provided to Tenant thereof and proof of insurance is not provided (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant within thirty (30) days following Landlord’s demand therefor with interest (at the rate set forth in Section 20(e) below) from the date such sums are extended. Tenant shall have the right to provide such insurance coverage, pursuant to blanket policies obtained by Tenant, provided such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease.
     (c) Landlord’s Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement costs without deduction for depreciation thereof (exclusive of Tenant’s trade fixtures, inventory, personal property and equipment), providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage, and malicious mischief, sprinkler leakage, water damage, and special extended coverage on building. Additionally, Landlord shall carry commercial general liability for the Common Areas and bodily injury and property damage liability insurance and/or excess liability coverage insurance.
     (d) Waiver of Subrogation. To the extent permitted by law, Landlord and Tenant each agree to have their respective insurers issuing the insurance described in Sections 14(a)(ii), 14(a)(iv) and the first sentence of Section 14(c) waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy.
     (e) Compliance with Law. Tenant agrees that it will not, other than in connection with the Permitted Use, at any time, during the Term of this Lease, carry any stock of goods or do anything in or about the Premises which will increase the insurance rates upon the Project. Tenant agrees to pay Landlord within thirty (30) days after demand therefor the amount of any increase in premiums for insurance against loss by fire that may be charged during the Term of this Lease on the amount of insurance to be carried by Landlord on the Project resulting from the foregoing, or from Tenant doing any act in or about said Premises which does so increase the insurance rates, whether or not Landlord shall have consented to such act on the part of Tenant. Tenant shall, at its own expense, comply with all requirements of the insurance authority having jurisdiction over the Project necessary for the maintenance of reasonable fire and extended coverage insurance for the Premises, including, without limitation thereto, the installation of fire extinguishers or an automatic dry chemical extinguishing system.
ARTICLE 15 — Assignment and Subletting
     Except as expressly provided herein, Tenant shall have no right to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be used or occupied by anyone other than Tenant or Tenant’s employees without the prior written consent of Landlord which shall not be unreasonably withheld or conditioned and shall be granted or denied within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor and of all information reasonably requested by Landlord in connection with said review. If Tenant is a non-public corporation, unincorporated association, partnership or limited liability company, the sale, assignment, transfer or hypothecation of any class of stock or other ownership interest in such corporation, association, partnership or limited liability company in excess of fifty percent (50%) in the aggregate shall be deemed an assignment within the meaning and provisions of this

Article 15. The foregoing sentence shall not apply if Tenant becomes a publicly traded company on a nationally or regionally recognized stock exchange. Notwithstanding anything to the contrary contained herein, Tenant shall be able to sublease the entire second floor of the Premises containing approximately 35,970 rentable square feet (the “Second Floor Space”) freely without Landlord’s consent provided (i) no Event of Default by Tenant shall then be in effect, (ii) the proposed sublessee and the use to be made of the Second Floor Space by such sublessee would not violate the criteria set forth in subparagraph (a) below, and (iii) Tenant provides Landlord with written notice on the date which is the earlier of (x) five (5) days following the date on which such sublease has been fully executed or (y) at least ten (10) days prior to the commencement of such sublease. Except as otherwise provided herein, Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:
     (a) That the proposed transferee shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld or conditioned and shall be granted or denied within 15 business days after Landlord’s receipt of Tenant’s written request therefor and of all information reasonably requested by Landlord in connection with said review, but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if:
          (i) The use to be made of the Premises by the proposed transferee is (a) not generally consistent with the character and nature of the other tenancies in the Project, or (b) a use which conflicts with any so-called “exclusive” then in favor of another tenant of the Project or any other buildings which are in the Project (Landlord hereby agrees to provide Tenant with a list of all “exclusives” for tenants in the Project upon request), or (c) a use which would be prohibited by any other portion of this Lease (including, but not limited to, any rules and regulations then in effect);
          (ii) The financial responsibility of the proposed transferee is not reasonably satisfactory to Landlord in light of the responsibilities to be undertaken in connection with the assignment or sublease on the date consent is requested;
          (iii) The proposed transferee is either a governmental agency or instrumentality; or
          (iv) Either the proposed Transferee or any person or entity which directly or indirectly controls, is controlled by or is under common control with the proposed Transferee (A) occupies space in the Project at the time of the request for consent, or (B) is then actively negotiating with Landlord to lease space in the Project. For purposes of the preceding sentence, “actively negotiating” shall mean that Landlord and the Proposed Transferee are in the process of exchanging letters of intent with respect to space in the Project; provided, however, that Landlord and the Proposed Transferee shall no longer be considered to be actively negotiating if thirty (30) or more days have transpired since the Proposed Transferee has either delivered to Landlord a letter of intent or countered in writing a letter of intent from Landlord with respect to the leasing of space at the Project.
     (b) Whether or not Landlord consents to any such transfer, Tenant shall pay to Landlord Landlord’s costs and expenses, including attorneys’ fees incurred in connection with the proposed transfer, which the parties hereby stipulate shall be One Thousand Five Hundred Dollars ($1,500.00) (2004 Dollars);
     (c) That the proposed transferee (hereinafter sometimes referred to as the “Transferee”) shall execute a commercially reasonable agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred, subject to the terms of the sublease or assignment document; and
     (d) That an executed duplicate original of said assignment and assumption agreement or other transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord’s consent thereto. It shall be a condition to Landlord’s consent to any subleasing, assignment or other transfer of part or all of Tenant’s interest in the Premises (hereinafter referred to as a “Transfer”) that (i) upon Landlord’s consent to any Transfer, Tenant shall pay and continue to pay fifty percent (50%) of any “Transfer Premium” (defined below), received by Tenant from the transferee; (ii) any sublessee of part or all of Tenant’s interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease (beyond all applicable notice and cure periods), such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) Landlord may require that no Event of Default shall then be in effect; (iv) subject to Landlord’s right to require attornment by any subtenant, any termination of this Lease, whether voluntary or involuntary, shall cause each sublease to terminate, notwithstanding Landlord’s prior approval of the sublease; and (vi) Tenant or the proposed Transferee shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. In the event of a voluntary termination of this Lease by agreement between Landlord and Tenant, to the extent that any subtenant has any claim or cause of action arising from or related to such voluntary termination of this Lease and resulting termination of the sublease, the subtenant shall be conclusively presumed to have waived such claim or cause of action against Landlord (including Landlord’s employees, agents or representatives), the Premises, and the Project, and to have agreed that any such claim or cause of action shall be asserted solely against Tenant “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with a Transfer in excess of the rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer and if such Transfer is less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis, after deducting the reasonable expenses incurred by Tenant for (1) any allowances, moving expenses, changes, fair market value for tangible (e.g., excluding goodwill) assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee, alterations and improvements to the Premises paid for by Tenant in connection with the Transfer, (2) any other out-of-pocket monetary concessions provided by Tenant to the transferee, (3) any brokerage commissions paid for by Tenant in connection with the Transfer, (4) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer or paid to the Landlord pursuant to this Article 15, (5) any lease takeover payments incurred by Tenant in connection with the Transfer, and (6) out-of-pocket costs of advertising the space subject to the Transfer (collectively, the “Deductible Expenses”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by a transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to the Transferee and any payment in excess of fair market value for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the Transferee in connection with such Transfer. No Transfer Premium shall be paid to Landlord until Tenant has first recovered all of its Deductible Expenses. Any sale assignment, hypothecation, transfer or subletting of this Lease which is not in compliance with the provisions of this Article 15 shall be void and shall, at the option of Landlord, terminate this Lease. In no event shall the consent by Landlord to an assignment or subletting be construed as relieving Tenant, any assignee, or sublessee from obtaining the express written consent of Landlord to any further assignment or subletting, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any assignee or subtenant hereunder, or a release of Tenant (or of any successor of Tenant or any subtenant). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Article 10 or otherwise has breached or acted unreasonably under this Article 10, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages.
     Notwithstanding anything to the contrary contained in this Article, neither (i) (A) an assignment or subletting of all or a portion of the Premises to an entity which is controlled by, controls or is under common control with Tenant, or (B) an assignment or subletting of all or a portion of the Premises to a purchaser of all or substantially all of the assets of Tenant or of an entity which is controlled by, controls or is under common control with Tenant, nor (ii) a transfer, by operation of law or otherwise, in connection with the merger, consolidation or other reorganization of Tenant or of an entity which is controlled by, controls or is under common control with Tenant shall be subject to Landlord’s consent nor payment of a Transfer Premium (collectively, such entities, purchasers, and parties shall be referred to herein collectively or individually as an “Affiliate”), provided that Tenant shall provide Landlord with at least thirty (30) days prior written notice of any such assignment, purchase, transfer, sublease, action, or use. For purposes of this Lease, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, or majority ownership of any sort, whether through the ownership of voting securities, by contract or otherwise. Any assignments or subleases pursuant to clause (i) and/or (ii) of this paragraph are hereinafter sometimes referred to as “Permitted Transfers.” Notwithstanding anything to the contrary set forth above, any assignment or sublease of the Lease shall not thereby waive any of Landlord’s rights under this Lease or any extensions thereof, as to Tenant, or as to any assignee or sublessee.
ARTICLE 16 — Damage or Destruction
     If the Project is damaged by fire or other insured casualty, the damage, including all tenant improvements and Alterations, shall be repaired by Landlord, provided such repairs can, in Landlord’s reasonable opinion (certified by Landlord’s licensed contractor), be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, and until such repairs are completed (with a reasonable amount of time for Tenant to reoccupy the Premises, provided, however, that such reoccupancy period shall not give rise to rent abatement if such period extended beyond the date Landlord no longer receives rental income insurance proceeds on account thereof) rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). However, if the damage is due to the fault or neglect of Tenant, its employees, agents, contractors, guests, invitees and the like, there shall be no abatement of rent, unless and to the extent Landlord receives or is entitled to receive rental income insurance proceeds. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above, provided that Landlord rebuilds Tenant’s improvements and/or Alterations in the Premises (but only to the extent of such proceeds). If repairs cannot, in Landlord’s reasonable opinion (certified by Landlord’s licensed contractor), be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Tenant may elect to terminate this Lease within fifteen (15) days after receipt of Landlord’s notice (“Tenant’s Termination Period”). Landlord agrees to use its commercially reasonable efforts to provide written notice to Tenant of the estimated date by which repairs can be completed within sixty (60) days following the date of such damage or destruction. If Tenant does not elect to terminate this Lease, Landlord may, at its option, either (i) make them in a reasonable time and, subject to the provisions set forth below, in such event this Lease shall continue in effect and the rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination by the later of (i) fifteen (15) days after the end of Tenant’s Termination Period, or (ii) sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises.
     In addition, notwithstanding anything to the contrary contained in this Article 16, if pursuant to the foregoing paragraph Landlord has commenced reconstruction of the Premises but fails to complete such repairs within ninety (90) days following such 270-day (or such longer period as Landlord shall have indicated that the repairs would take), subject to events of Force Majeure (not to exceed ninety (90) days), Tenant may elect to terminate this Lease within fifteen (15) days after the expiration of such 90-day period.
     Finally, if the Premises or the Project is damaged to any substantial, material extent during the last twelve (12) months of the Term and Tenant elects not to exercise any existing renewal option in its favor (which has not been previously waived or expired), then notwithstanding anything contained in this Article 16 to the contrary, Landlord and/or Tenant shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within sixty (60) days after the parties learn of the necessity for repairs as the result of such damage. A total destruction of the Project shall automatically terminate this Lease. Except as provided in this Article 16 (including any right Tenant may have to terminate this Lease in accordance with the terms of this Article 16), there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein as a result of such damage or destruction. Tenant understands that Landlord will not carry insurance of any kind on Tenant’s furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. Except for proceeds relating to Tenant’s furniture, furnishings, trade fixtures and equipment, Tenant acknowledges that Tenant shall have no right to any proceeds of insurance relating to property damage. Tenant and Landlord hereby irrevocably waive and release their rights under the provisions of Sections 1932 and 1933 of the California Civil Code.
ARTICLE 17 — Subordination
     This Lease is subject and subordinate to all existing ground or underlying leases, mortgages and deeds of trust which affect the Property or the Project, including all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the lessor under any such lease or the holder or holders of any such mortgage or deed of trust shall advise Landlord that they desire or require this Lease to be prior and superior thereto, upon written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all commercially reasonable documents or instruments which Landlord or such lessor, holder or holders deem necessary or desirable for purposes thereof. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all ground or underlying leases, mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided, however, that notwithstanding anything to the contrary contained in this Lease, as a condition precedent to Tenant’s obligation to be bound by this Article 17, Landlord obtains from the lender or other party in question a commercially reasonable form of a written non-disturbance agreement in favor of Tenant to the effect that such lender or other party will not disturb Tenant’s right of possession under this Lease if Tenant is not then or thereafter in breach of any covenant or provision of this Lease, beyond all applicable notice and cure periods. Tenant agrees, within ten (10) business days after Landlord’s written request therefor, to execute, acknowledge and deliver upon request any and all commercially reasonable documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates. If Tenant receives a commercially reasonable non-disturbance agreement, Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within ten (10) business days after request execute such further commercially reasonable instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord’s default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant. Without limiting the foregoing, Tenant hereby acknowledges and agrees that the form subordination, non-disturbance and attornment agreement attached as Exhibit “F” hereto shall be deemed commercially reasonable and acceptable for purposes of this Article 17.
ARTICLE 18 — Eminent Domain
     If more than (a) twenty-five percent (25%) of the Premises or (b) five percent (5%) of the parking spaces within the Project serving the Premises (and Landlord is unable, within six (6) months, to provide reasonably comparable parking spaces such that Tenant shall have the use of at least ninety-five percent (95%) of the number of parking spaces referenced in Article 1.I. of the Basic Lease Provisions above) shall be taken under power of eminent domain, or are sold, transferred or conveyed in lieu thereof (a “Taking”), Landlord and Tenant shall each have the option to terminate this Lease upon ninety (90) days’ written notice to the other party, provided such notice is given no later than one hundred eighty (180) days after the date of such Taking. In the event of any Taking, whether total or partial, Tenant shall have the right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Tenant in a separate proceeding for loss of its business fixtures, or equipment belonging to Tenant immediately prior to the Taking, so long as the same does not diminish any award to which Landlord is entitled or the “bonus value” of the leasehold estate. The balance of any condemnation award shall belong to Landlord except as provided below, and Tenant shall have no further right to recover from Landlord or the condemning authority for any claims arising out of such Taking, provided that Tenant shall have the right to make a separate claim in the condemnation proceeding, as long as the award payable to Landlord is not reduced thereby, for the taking of the unamortized (using the initial Term of this Lease as the amortization period) value of any tenant improvements paid for by Tenant which are not removed by Tenant. In the event Tenant recovers compensation from the condemning authority on account of the “bonus value” of the leasehold estate, Tenant agrees to pay to Landlord, within ten (10) days following Tenant’s receipt of said compensation, an amount equal to fifty percent (50%) of the total sum so recovered by Tenant. Tenant also agrees, upon request from Landlord, to keep Landlord fully and promptly apprised of the status of any efforts by Tenant to recover compensation from the condemning authority on account of the “bonus value” of the leasehold estate. In the event of a partial Taking described in this Article 18 which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the rentable square footage of the part of the Premises remaining useable by Tenant bears to the total rentable square footage of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.
ARTICLE 19 — Default
     Each of the following acts or omissions of Tenant or of any guarantor of Tenant’s performance hereunder, or occurrences, shall constitute an “Event of Default”:
     (a) Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) calendar days after notice that the same was not paid when due or payable hereunder; said five (5) day period shall be in lieu of, and not in addition to, the notice requirements of Section 1161 of the California Code of Civil Procedure or any similar or successor law;
     (b) Except as set forth in Subparagraphs (a) above and (c) through and including (g) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure, however, if the nature of Tenant’s obligation is such that more than thirty (30) days are required for performance, then Tenant shall not be in default if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Such thirty (30) day notice shall be in lieu of, and not in addition to, any law required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;
     (c) Intentionally omitted;
     (d) The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created;
     (e) The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant’s property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease;
     (f) Tenant’s failure to cause to be released or a bond posted over any mechanics liens filed against the Premises or the Project within twenty (20) days after the date the same shall have been filed or recorded; or
     (g) Tenant’s failure to observe or perform according to the provisions of Articles 17 or 25 within five (5) business days after notice from Landlord stating that failure will be deemed an Event of Default (which five (5) business day notice period shall be in addition to the notice and response periods provided to Tenant in said Articles 17 and 25).
ARTICLE 20 — Remedies
     (a) Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including, but not limited to, the remedy provided by Section 1951.4 of the California Civil Code, and including, without limitation, terminating this Lease, re-entering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including, but not limited to (i) the worth at the time of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Article 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Items (i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in Item (iii), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
     (b) Nothing in this Article 20 shall be deemed to affect Landlord’s right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.
     (c) Notwithstanding anything to the contrary set forth herein, to the extent allowed under applicable law, Landlord’s re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord’s initiative to protect Landlord’s interest under this Lease shall not terminate Tenant’s right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect, and Landlord may enforce all of Landlord’s rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

     (d) All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one (1) or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy.
     (e) Any amount due from Tenant to Landlord under this Lease which is not paid when due shall bear interest at the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest: (i) if Base Rent is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to three percent (3%) of the amount overdue (which shall be increased to five percent (5%) of the amount overdue commencing upon the second (2nd) such occurrence in any Lease Year) or $500, whichever is greater, shall be immediately due and owing and shall accrue for each calendar month or part thereof until such rental, including the late charge, is paid in full, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant’s late payment and (ii) an additional charge of $25 shall be assessed for any check given to Landlord by or on behalf of Tenant which is not honored by the drawee thereof; which damages include Landlord’s additional administrative and other costs associated with such late payment and unsatisfied checks and the parties agree that it would be impracticable or extremely difficult to fix Landlord’s actual damage in such event. Such charges for interest and late payments and unsatisfied checks are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord’s rights or remedies under any other provision of this Lease.
     (f) If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 20, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder, except as provided by law in calculating damages.
     (g) Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice is delivered by Tenant to Landlord and to the holder of any mortgages or deeds of trust (collectively, “Lender” covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying the obligation which Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord or Lender commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.
ARTICLE 21 — Transfer of Landlord’s Interest
     In the event of any transfer or termination of Landlord’s interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed in lieu of foreclosure, or otherwise, whether voluntary or involuntary, and provided said transferee (other than a creditor of Landlord) assumes Landlord’s obligations under this Lease in writing, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer or termination, including furthermore without limitation the obligation of Landlord under Article 4 above and California Civil Code 1950.7 to return any security deposit, provided said security deposit is transferred (or otherwise credited) to and accepted by said transferee in writing. Subject to Article 17, Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within fifteen (15) business days after request, execute such further commercially reasonable instruments or assurances as such, transferee may reasonably deem necessary to evidence or confirm such attornment.
ARTICLE 22 — Broker
     In connection with this Lease, Landlord and Tenant each warrants and represents that it has had dealings only with firms set forth in Article 1.H. of the Basic Lease Provisions and that it knows of no other person or entity that is or might be entitled to a commission, finder’s fee or other like payment in connection herewith. Landlord and Tenant hereby indemnify and agree to hold the other, the other’s agents, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other may incur should such warranty and representation prove incorrect, inaccurate or false. Landlord agrees to pay a brokerage commission to the firms set forth in Article 1.H pursuant to the terms of a separate agreement.
ARTICLE 23 — Parking
     Tenant shall have the right to utilize, commencing on the Commencement Date and continuing through the expiration or earlier termination of the Term, the number of unreserved parking spaces set forth in Article 1.I of the Basic Lease Provisions, which parking spaces shall pertain to the Project parking facility, at no charge to Tenant Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located, including any sticker or other identification system established by Landlord, and Tenant shall use commercially reasonable efforts to cause Tenant’s employees and visitors comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time so long as the total number of parking spaces available to Tenant is not materially diminished at any time (subject to changes consistent with the requirements of applicable governmental authorities) and Tenant’s use and enjoyment of the parking area is not materially and adversely affected. In addition, Landlord reserves the right, from time to time, to designate the location of that portion of the parking spaces allocated to Tenant which are located on the 2767 Parcel. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. The parking spaces rented by Tenant pursuant to this Article 13 are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Landlord shall use its commercially reasonable efforts to enforce the provisions of the other tenant leases in the Project in the event that any other tenant infringes, in violation of the applicable provisions of such other tenant’s lease, on Tenant’s parking rights set forth herein so as to materially and aversely affect Tenant’s use and enjoyment of the parking area.
ARTICLE 24 — Waiver
     No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision. No provision of this Lease may be waived by Landlord or Tenant, except by an instrument in writing executed by Landlord or Tenant, as applicable. Landlord’s or Tenant’s consent to or approval of any act by the other party requiring such party’s consent or approval shall not be deemed to render unnecessary the obtaining of such party’s consent to or approval of any subsequent act of the other party, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord’s right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord’s rights. Payment by Tenant of any amount due and owing hereunder shall not constitute a waiver of any preceding breach by Landlord of any of the terms, covenant or condition of this Lease. Failure by Landlord or Tenant to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of Landlord or Tenant, as applicable, to insist thereafter upon strict performance by the other party.
ARTICLE 25 — Estoppel Certificate
     Landlord or Tenant shall, at any time and from time to time, upon not less than ten (10) business days’ prior written notice from the requesting party, execute, acknowledge and deliver to the requesting party a statement in writing certifying the following information (but not limited to the following information in the event further information is reasonably requested by the requesting party): (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force, and effect); (b) the dates to which the rental and other charges are paid in advance, if any; (c) the amount of Tenant’s security deposit or other security, if any; and (d) acknowledging that there are to the certifying party’s actual knowledge, no (i) uncured defaults on the part of requesting party hereunder, and (ii) events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of the requesting party hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property or investor in Landlord and any purchaser, material investor, lender or adviser of Tenant. Tenant’s or Landlord’s failure to deliver such statement within such time shall constitute an admission by Tenant or Landlord, as applicable, that all statements contained therein are true and correct. Landlord and Tenant agree to execute all commercially reasonable documents required in accordance with this Article 25 within ten (10) business days after delivery of said documents.
ARTICLE 26 — Liability of Landlord
     Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action, obligation, contractual statutory or otherwise by Tenant against Landlord concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to the interest of Landlord in and to the Project, including, but not limited to, all rental income, net sales, condemnation awards and any insurance proceeds which Landlord receives which are not used to repair or rebuild the Project. No other property or assets of Landlord, or any member, officer, director, shareholder, partner, trustee, agent, servant or employee of Landlord (“Representative”) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, Landlord’s obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises. Notwithstanding any contrary provision herein, neither Landlord nor any Landlord Representative nor Tenant shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s or Landlord’s business, as applicable, including but not limited to, loss of profits, loss of revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring (provided that in no event shall such limitation of liability limit any of Landlord’s remedies under Article 20(a) above).
ARTICLE 27 — Inability to Perform
     Except for monetary obligations of each party hereunder, this Lease and the obligations of Tenant or Landlord hereunder shall not be affected or impaired because Landlord or Tenant is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay, stoppage due to strikes, lockouts, acts of God, or any other cause previously, or at such time, beyond the reasonable control or anticipation of Landlord or Tenant (collectively, a “Force Majeure”), and Landlord’s or Tenant’s obligation under this Lease shall be forgiven and suspended by any such Force Majeure.
ARTICLE 28 — Hazardous Waste
     (a) Tenant shall not cause or permit any Hazardous Material (as defined in Article 28(d) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees, contractors, or invitees, except for normal qualities of Hazardous Materials as are ordinarily and customarily used in the operation of Tenant’s business and in accordance with all Environmental Laws. Tenant indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (collectively “Claims”) (including, without limitation, diminution in value of the Project, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Project, damages arising from any adverse impact or marketing of space in the Project, and sums paid in settlement of claims, attorney’s fees, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach by Tenant or Tenant’s agents, employees, contractors or invitees. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any reasonable investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Project as a result of any item for which Tenant indemnifies Landlord pursuant to this Article 28. Without limiting the foregoing, if the presence of any Hazardous Material on the Project caused by Tenant results in any contamination of the Project and subject to the provisions of Articles 9, 10 and 11, hereof, Tenant shall promptly take all actions at its sole expense as are necessary to return the Project to the condition existing prior to the introduction of any such Hazardous Material and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Project and so long as such actions do not materially interfere with the use and enjoyment of the Project by the other tenants thereof. Tenant’s obligations under this Section 28(a) shall survive the expiration or earlier termination of this Lease.
     (b) Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with Laws (as defined below) relating to Hazardous Material which are not the responsibility of Landlord or the responsibility of Tenant, including the following: (i) Hazardous Material present in the soil or ground water on the Project of which Landlord has no knowledge as of the effective date of this Lease; (ii) a change in Laws which relate to Hazardous Material which make that Hazardous Material which is present on the Real Property as of the effective date of this Lease, whether known or unknown to Landlord, a violation of such new Laws; (iii) Hazardous Material that migrates, flows, percolates, diffuses, or in any way moves on to, or under, the Project after the effective date of this Lease; or Hazardous Material present on or under the Project as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Project by other lessees of the Project or their agents, employees, contractors, or invitees, or by others.
     (c) It shall not be unreasonable for Landlord to withhold its consent to any proposed Transfer if (i) the proposed transferee’s anticipated use of the Premises involves the generation, storage, use, treatment, or disposal of Hazardous Material; (ii) the proposed Transferee has been required by any prior landlord, lender, or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such Transferee’s actions or use of the property in question; or (iii) the proposed Transferee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal, or storage of a Hazardous Material.
     (d) As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material”

includes, without limitation, any material or substance which is (i) defined as “Hazardous Waste”, “Extremely Hazardous Waste”, or “Restricted Hazardous Waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law); (ii) defined as a “Hazardous Substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act); (iii) defined as a “Hazardous Material”, “Hazardous Substance”, or “Hazardous Waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory); (iv) defined as a “Hazardous Substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances); (v) petroleum; (vi) asbestos; (vii) listed under Article 9 or defined as “Hazardous” or “Extremely Hazardous” pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20; (viii) designated as a “Hazardous Substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317); (ix) defined as a “Hazardous Waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903); or (x) defined as a “Hazardous Substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601).
     (e) As used herein, the term “Environmental Laws” means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Article 28 (d) above.
ARTICLE 29 — Surrender of Premises: Removal of Property
     (a) The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.
     (b) Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when received, reasonable wear and tear, damage and destruction, repairs which are Landlord’s obligation and approved Alterations which Landlord has not required Tenant to remove excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning and other articles of personal property owned by Tenant or installed or placed by Tenant at its own expense in the Premises (other than voice and data cabling installed as part of the initial tenant improvements), and all similar articles of any other persons claiming under Tenant unless Landlord exercises its option to have any subleases or subtenancies assigned to it, and Tenant shall repair all damage to the Premises resulting from the installation and removal of such items to be removed.
     (c) Whenever Landlord shall re-enter the Premises as provided in Article 12 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease (or within forty-eight (48) hours after a termination of this Lease by reason of Tenant’s default), as provided in this Lease, shall be considered abandoned, and Landlord may remove and store any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice or to demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorney’s fees for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

     (d) All fixtures Alterations and/or appurtenances attached (other than by means of bolting to a wall) to or built into the Premises prior to or during the Term of the Lease, whether by Landlord or Tenant and whether at the expense of Landlord or Tenant, or of both, shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided for in this Lease or unless such removal is required by Landlord pursuant to the provisions of Article 9 above. Such fixtures Alterations, additions, improvements and/or appurtenances shall include, but not be limited to all floor coverings, drapes, paneling, built-in cabinetry, molding, doors, vaults (including vault doors), plumbing systems, electrical systems, lighting systems, silencing equipment, all fixtures and outlets for the systems mentioned above, and any special flooring or ceiling installations.
ARTICLE 30 — Miscellaneous
     (a) Severability; Entire Agreement. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof, and any such other provisions shall remain in full force and effect. This Lease and the exhibits and any Addendum attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by the parties hereto or their successor-in-interest.
     (b) Attorney’s Fees.
          (i) In any action to enforce the terms of this Lease or any dispute in connection therewith, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorney’s fees and costs in such suit and such attorneys’ fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.
          (ii) Should Landlord, without fault on Landlord’s part, be made a party to any litigation instituted by Tenant (except if directly against Landlord) or by any third party against Tenant, or by or against any person holding under or using the Premises by license of Tenant, or for the foreclosure of any lien for labor or material furnished to or for Tenant or any such other person or otherwise arising out of or resulting from any act or transaction of Tenant or of any such other person, Tenant covenants to save and hold Landlord harmless from any judgment rendered against Landlord or the Premises or any part thereof and from all costs and expenses, including reasonable attorney’s fees incurred by Landlord in connection with such litigation. Should Tenant, without fault on Tenant’s part, be made a party to any litigation instituted by Landlord (except if directly against Tenant) or by any third party against Landlord, or otherwise arising out of or resulting from any act or transaction of Landlord, Landlord covenants to save and hold Tenant harmless from any judgment rendered against Tenant and from all costs and expenses, including reasonable attorney’s fees incurred by Tenant in connection with such litigation.
          (iii) When legal services are rendered by an attorney at law who is an employee of a party, attorney’s fees incurred by that party shall be deemed to include an amount based upon the number of hours spent by such employee on such matters multiplied by an appropriate billing rate determined by taking into consideration the same factors, including but not limited by, the importance of the matter, time applied, difficulty and results, as are considered when an attorney not in the employ of a party is engaged to render such service.
     (c) Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.
     (d) Headings; Joint and Several. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms “Landlord” and “Tenant” as used herein shall include the plural as well as the singular, the neuter shall include the masculine and feminine genders and the obligations herein imposed upon

Tenant shall be joint and several as to each of the persons, firms or corporations of which Tenant may be composed.
     (e) Reserved Area. Except as expressly set forth herein, Tenant hereby acknowledges and agrees that the exterior walls of the Premises and the area between the finished ceiling of the Premises and the slab of the floor of the Project there above have not been demised hereby, and the use thereof, together with the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through, under or above the Premises in locations which will not materially interfere with Tenant’s use of the Premises and serving other parts of the Project, are hereby excepted and reserved unto Landlord.
     (f) No Option. The submission of this Lease by Landlord, its agent or representative for examination or execution by Tenant does not constitute an option or offer to Lease the Premises upon the terms and conditions contained herein or a reservation of the Premises in favor of Tenant, it being intended hereby that this Lease shall only become effective upon the execution hereof by Landlord and delivery of a fully executed lease to Tenant.
     (g) Use of Project Name; Improvements. Tenant shall not be allowed to use the name, picture or representation of the Project, or words to that effect, in connection with any business carried on in the Premises or otherwise in a manner which impairs the image of the Development or the reputation of Landlord, as reasonably determined by Landlord. If Landlord reasonably determines that Tenant has violated the terms of the preceding sentence, Landlord shall inform Tenant in writing of such violation and Tenant shall immediately cease such violating use of the name, picture or representation of the Project. If Tenant fails to cease such violating use within five (5) days following such written notice from Landlord, such failure shall constitute a material default under this Lease. In the event that Landlord undertakes any additional improvements on the Real Property, including but not limited to new construction or renovation or additions to the existing improvements, Landlord shall not be liable to Tenant for any noise, dust, vibration or interference with, so as long as the same does not materially and adversely affect Tenant’s access to the Premises or Tenant’s use and enjoyment of the Premises.
     (h) Rules and Regulations. Tenant shall observe faithfully and comply strictly with the Rules and Regulations attached to this Lease as Exhibit “B” and made a part hereof, and such other non-discriminatory rules and regulations as Landlord may from time to time reasonably adopt for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein, so long as such non-discriminatory rules and regulations do not materially and adversely affect Tenant’s use and enjoyment of the Premises. Landlord shall not be liable to Tenant for violation of any such rules and regulations, or for the breach of any covenant or condition in any Lease by any other tenant in the Project. A waiver by Landlord of any rule or regulation for any other tenant shall not constitute nor be deemed a waiver of the rules or regulations for this Tenant.
     (i) Quiet Possession. Upon Tenant’s paying the Basic Rent, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder within all applicable notice and cure periods, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.
     (j) Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.
     (k) Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their-respective heirs, personal representatives, successors and assigns.
     (l) Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery, addressed to Tenant at the Premises, with a copy to c/o Fremont General 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404, Attn: Director of Facilities and

Real Estate, or to Landlord at the management office for the Project with a copy to Landlord, c/o Crown Realty & Development, Inc., 18201 Von Karman Avenue, Suite 950, Irvine, California 92612, Attn: Property Management. Either party may by notice to the other specify a different address for notice purposes. A copy of all notices to be given to Landlord hereunder shall be concurrently transmitted by Tenant to such party hereafter designated by notice from Landlord to Tenant. Any notices sent by Landlord regarding or relating to eviction procedures, including without limitation three day notices, may be sent by regular mail, provided that a copy of the same is also sent by one of the methods set forth above.
     (m) Right of Landlord to Perform. Except as otherwise expressly provided herein, all covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of rent. If Tenant shall fail to pay any sum of money, other than rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond all applicable notice and cure periods set forth in this Lease, Landlord may, but shall not be obligated to, without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as is in this Lease provided. All sums so paid by Landlord and all reasonable incidental costs, together with interest thereon at the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the date of such payment by Landlord until paid, shall be payable to Landlord within 30 days of demand, and Tenant covenants to pay any such sums, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of the rent.
     (o) Access, Changes in Project, Facilities, Name.
          (i) Except as expressly set forth herein, every part of the Project except the inside surfaces of all walls, windows and doors bounding the Premises (including exterior building walls, core corridor walls and doors and any core corridor entrance), and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other building facilities, and the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord.
          (ii) Tenant shall permit Landlord to install, use and maintain pipes, ducts and conduits within the walls, columns and ceilings of the Premises.
          (iii) Landlord reserves the right, without incurring any liability to Tenant therefor (except in cases of Landlord’s negligence or willful misconduct), to make such changes in or to the Project and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as it may deem necessary or desirable, provided that Tenant’s ingress and egress and use and enjoyment of its Premises and parking is not materially and adversely affected in any direct way.
          (iv) Landlord may adopt any name for the Project, and Landlord reserves the right to change the name or address of the Project at any time upon three (3) months prior notice.
     (p) Signing Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.
     (q) Identification of Tenant.
          (i) If Tenant constitutes more than one person or entity, (A) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by

Tenant, (B) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (C) the act of or notice from, or notice or refund to, or the signature of any one (1) or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.
          (ii) If Tenant is a partnership (or is comprised of two or more persons, individually and as co-partners of a partnership) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually and as co-partners of a partnership) pursuant to Article 15 hereof (any such partnership and such persons hereinafter referred to in this Article 30(q)(ii) as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:
               (A) The liability of each of the parties comprising Partnership Tenant shall be joint and several.
               (B) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to the Landlord, and by notices, demands, requests or other communication which may hereafter be given, by Partnership Tenant or any of the parties comprising Partnership Tenant or by the individual or individuals authorized to execute this Lease on behalf of Partnership Tenant under Subparagraph (p) above.
               (C) Any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.
               (D) If Partnership Tenant admits new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.
               (E) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and, upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (D) of this Article 30 (q)(ii) or relieve any such new partner of his/her obligations thereunder).
     (r) Intentionally Omitted.
     (s) Survival of Obligations. Any obligations of Landlord or Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.
     (t) Confidentiality. Tenant and Landlord each acknowledge that the content of this Lease, any financial information supplied by Tenant and/or its advisers, any Direct Cost information made available to Tenant and/or its advisors and any related documents are confidential information. Tenant and Landlord shall each keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than in the ordinary course of Tenant’s business and to Tenant’s financial, legal and space planning consultants and any brokers and proposed subtenants or assignees or Landlord’s financial and legal consultants and any prospective purchases or lenders of the Project, as applicable, or as otherwise required by law.

     Without limiting the foregoing, except as may be required by subpoena or other legal requirement or for the purposes of or except as may be reasonably required in connection with the sale, re-leasing, financing or refinancing of the Premises, all information learned by or disclosed to Landlord with respect to Tenant’s business (including without limitation, a copy of this Lease and the terms hereof and payments due hereunder) or information disclosed or discovered during an entry by Landlord into the Premises, shall be kept strictly confidential by Landlord, Landlord’s legal representatives, successors, assigns, employees, servants and agents and shall not be used (except for Landlord’s confidential internal purposes) or disclosed to others by Landlord, or Landlord’s servants, agents, employees, legal representatives, successors or assigns, without the express prior written consent of Tenant, which Tenant may withhold in its sole and absolute discretion. Any and all information conveyed to the media and/or the business community, whether in the form of informal or formal discussion, press releases, direct mail or other broadly distributed announcements regarding discussions, negotiations, lease signing, occupancy by Tenant or such subsequent agreements between Tenant and Landlord concerning this Lease shall be conveyed exclusively by Tenant (this includes any and all contact with print or broadcast reports, as well as paid advertising).
     (u) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. Subject to the terms of Article 38 below, (i) all controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County of Orange, and (ii) each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.
     (v) Exhibits and Addendum. The Exhibits and Addendum, if applicable, attached hereto are incorporated herein by this reference as if fully set forth herein.
     (w) Financial Statements. Tenant shall, when requested by Landlord from time to time, furnish a true and correct financial statement of its financial condition prepared by Tenant in the ordinary course of business. Any such statement shall be provided only to the extent it exists, in the form that it exists and conditioned upon Landlord executing a commercially reasonable confidentiality agreement.
ARTICLE 31 — Option to Extend
     (a) Option Right Landlord hereby grants the Tenant named in this Lease and/or its Affiliates (collectively, “Original Tenant”) two (2) options (each, an “Option”) to extend the Lease Term for all or any portion of the then existing Premises for two (2) consecutive periods of five (5) years each (each, an “Option Term”) on the same terms and conditions set forth in this Lease, except as modified by the terms set forth in this Article 31 below, which Option shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. If Tenant does not timely and properly exercise an Option hereunder, then that Option and all subsequent Options shall be immediately null and void, with no further force and effect. If Tenant fails to exercise its first Option, then the second Option shall be immediately null and void, with no further force and effect. The rights contained in this Article 31 shall be personal to the Original Tenant and/or any assignee or sublessee pursuant to a Permitted Transfer and may only be exercised by the Original Tenant and/or any assignee or sublessee pursuant to a Permitted Transfer (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or any assignee or sublessee pursuant to a Permitted Transfer occupies all or substantially all of the Premises as of the date of Tenant’s Acceptance (as defined in Section 31(c) below).

     (b) Option Rent. The Basic Rental payable by Tenant during each Option Term (“Option Rent”) shall be as set forth below. The Option Rent during the first Option Term shall be as set forth in Article l.C of the Basic Lease Provisions. The Option Rent during the second Option Term shall equal ninety-five percent (95%) of the then “Market Rent” (defined below). . “Market Rent” shall mean the applicable Basic Rental (taking into account the Option Allowance defined below) at which non-equity tenants, during the twelve (12) month period immediately preceding the applicable Option Term, are leasing non-renewal, non-sublease, non-encumbered, space comparable in size, location and quality to the Premises (or First Offer Space defined below) for a term comparable to the Option Term (or the term of Tenant’s lease of the First Offer Space) in an arm’s-length transaction, which comparable space is located in the Project and institutionally owned office buildings comparable to the Project in the north Orange County office sub-market. The “Base Year” during each Option Term shall be the calendar year in which such Option Term commences, and the “Direct Costs Year” during each Option Term shall be the same period during subsequent years as that used for the applicable Base Year. Landlord shall provide Tenant with an “Option Allowance” for the first Option Term in an amount equal to Five and No/100 Dollars ($5.00) per useable square foot for repainting and recarpeting (“Tenant’s Option Work”), payable within thirty (30) days following the date of the last to occur of the following conditions to such reimbursement: (i) the completion of Tenant’s Option Work, and no liens or other encumbrances are filed with respect to the Premises or the Project or any interest therein, and all applicable lien periods have expired; or Tenant’s delivery to Landlord of properly executed unconditional final mechanics’ lien releases in compliance with California Civil Code Section 3262(d)(4) for labor rendered and materials delivered to the Premises in connection with the Tenant’s Option Work and (ii) the commencement of the paying of rent pursuant to the terms of this Lease during such Option Term.
     (c) Exercise of Options. The Option shall be exercised by Tenant only in the manner set forth herein. For the first Option Term and the Second Option Term, (i) Tenant shall deliver written notice (“Option Notice”) to Landlord not less than twelve (12) months prior to the then- current expiration date of the Lease Term, stating that Tenant is exercising the Option, and (ii) Tenant shall not be in default (beyond all applicable notice and cure periods) on the delivery date of the Option Notice or Tenant’s Acceptance [defined below]. Additionally, with respect to the Second Option Term, the following provisions shall apply. Within fifteen (15) business days of Landlord’s receipt of the Option Notice for the second Option Term, Landlord shall deliver notice (“Option Rent Notice”) to Tenant setting forth the Option Rent for the second Option Term; and if Tenant desires to maintain its exercise of such Option in effect, Tenant shall provide Landlord written notice within ten (10) business days after receipt of the Option Rent Notice (‘Tenant’s Acceptance”) and upon, and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Tenant’s failure to deliver the Option Notice (for either the first of second Option), or Tenant’s Acceptance (for the second Option) on or before the dates specified above shall be deemed to constitute Tenant’s election not to exercise such Option, and such Option shall be null and void and of no further force or effect. If Tenant timely and properly exercises the Option, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Base Year and Basic Rental for the subject Option Term shall be as provided in Article 31(b) above; provided, however, if Tenant, concurrently with Tenant’s Acceptance, objects to the Option Rent contained in the Option Rent Notice for the second Option Term, the parties shall follow the procedure and the Option Rent shall be determined, as set form in Section 31(d) below.
     (d) Determination of Market Rent. If Tenant timely and appropriately objects to the Market Rent in Tenant’s Acceptance, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s Acceptance (“Outside Agreement Date”), then the matter shall be submitted to binding arbitration, in which case each party shall make a separate determination of the Market Rent which shall be submitted to each other and to arbitration in accordance with the following items (i) through (vii):
          (i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or MAI appraiser of commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above.
          (ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.
          (iii) The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Market Rent, and shall notify Landlord and Tenant thereof.
          (iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
          (v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
          (vi) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the JAMS (defined in Article 38 below), but subject to the instruction set forth in this item (d).
          (vii) Each party shall pay the fees and expenses of the arbitrator appointed by such party and one-half (1/2) of the fees and expenses of the third arbitrator.
ARTICLE 32 — Right of First Offer
     (a) Landlord hereby grants to the Original Tenant a continuing right of first offer with respect to any space in the Adjacent Building that becomes available (the “First Offer Space”). Notwithstanding the foregoing, (i) such First Offer Right of Tenant shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal of such existing or future lease, whether or not such renewal is pursuant to an express written provision in such lease, and regardless of whether any such renewal is consummated pursuant to a lease amendment or a new lease, and (ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (A) the tenants of the Superior Leases and (B) any other tenant of the Project and/or Development (the rights described in items (i) and (ii) above to be known collectively as “Superior Rights” and the holder thereof a “Superior Rights Holder”). Tenant’s right of first offer shall be on the terms and conditions set forth in this Article 32. Within fifteen (15) business days following request from Tenant from time to time (but in no event more frequently than once in any six (6) month period), Landlord shall deliver to Tenant notice of the then current status of the Superior Rights.
     (b) Prior to Landlord’s execution of a lease with respect to any of the First Offer Space, Landlord shall notify Tenant (the “First Offer Notice”) from time to time when Landlord intends to lease the First Offer Space or any portion thereof to an unaffiliated third party, provided that no Superior Right Holder has exercised its Superior Right to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Article 32(d) below, and the other economic terms (including the length of the term of the lease of the First Offer Space, any tenant improvements/tenant improvement allowances and security deposit) upon which Landlord is willing to lease such space to Tenant.

     (c) If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant (the “First Offer Exercise Period”), Tenant shall deliver notice (the “First Offer Exercise Notice”) to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice, provided that Tenant shall have the right in its First Offer Exercise Notice to lease the First Offer Space but object to the First Offer Rent as provided in Article 32(d) below. If Tenant does not so notify Landlord within the ten (10) business day period of such election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on such terms and conditions as are set forth therein (except with respect to any dispute over the First Offer Rent), then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires in its sole and absolute discretion, without any obligation to further offer such space to Tenant, and Tenant shall have no further first offer rights with respect to such First Offer Space. Tenant must elect to exercise its right of first offer, if at all, with respect to all of the First Offer Space offered by Landlord to Tenant at any particular time; provided, however, that if Landlord subsequently decreases the size of the First Offer Space (i.e., by electing to lease a smaller space), Tenant’s First Offer Right shall be reinstated as to such smaller First Offer Space. Landlord may, in its sole and absolute discretion, increase the First Offer Space from time to time by specifically including additional space in its First Offer Notice (provided that, until Landlord so includes any additional space in its First Offer Notice, in its sole and absolute discretion, the First Offer Space shall remain as-is). Landlord shall have no obligation, express or implied, to further negotiate with Tenant with respect to the terms relating to any such First Offer Space; provided, however, that notwithstanding the foregoing, Tenant’s rights under this Article 32 shall nevertheless remain in effect with respect to any First Offer Space that subsequently becomes available for lease again during the Lease Term.
     (d) The Basic Rental payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to the First Offer Rent set forth in Landlord’s First Offer Notice, or as otherwise agreed by Landlord and Tenant in writing, each acting in their sole and absolute discretion. If Tenant has agreed to lease the First Offer Space but has timely and appropriately objected to the First Offer Rent in the First Offer Exercise Notice, Landlord and Tenant shall attempt to agree upon a Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s delivery of the First Offer Exercise Notice, then the matter shall be submitted to binding arbitration in accordance with the provisions of Article 31(d) above, and the parties shall be bound by such determination.
     (e) Tenant shall take the First Offer Space in its “as is” condition; subject, however, to the terms set forth in the First Offer Notice with respect to Landlord’s election to construct tenant improvements in the First Offer Space or provide a tenant improvement allowance therefor (which factors shall be included in the determination of Market Rent, if Tenant has objected to the First Offer Rent in the First Offer Exercise Notice and the parties have submitted to binding arbitration as set forth above. In any event, Landlord shall cause the Building Systems and Building Structure servicing the First Offer Space to be in good operating order on the date of Landlord’s delivery of such space to Tenant.
     (f) If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, the applicable First Offer Space shall be added to this Lease pursuant to the terms hereof and Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to this Lease for such First Offer Space upon the non-economic terms and conditions of this Lease and the economic terms and conditions as set forth in the First Offer Notice, or as otherwise agreed by Landlord and Tenant, each acting in their sole and absolute discretion. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date (the “First Offer Commencement Date”) which is set forth in the First Offer Notice from Landlord. The term of Tenant’s lease of the First Offer Space shall expire on the date which is the later of (i) the date which coterminous with the then-applicable Expiration Date of this Lease or (ii) the last day of the thirty-sixth (36th) month after the First Offer Commencement Date.
     (g) The rights contained in this Article 32 shall be personal to the Original Tenant and/or any assignee or sublessee pursuant to a Permitted Transfer, and may only be exercised by the Original Tenant and/or any assignee or sublessee pursuant to a Permitted Transfer (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or any assignee or sublessee pursuant to a Permitted Transfer occupies all or substantially all of the Premises. The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord; provided, however, that notwithstanding the foregoing, Tenant’s rights under this Article 32 shall nevertheless remain in effect with respect to any First Offer Space that subsequently becomes available for lease again during the Lease Term.
     (h) Notwithstanding anything contained herein to the contrary, Tenant shall not have the right to lease First Offer Space, as provided in this Article 32 with respect to a particular exercise of a right under this Article 32, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, an Event of Default by Tenant then exists under this Lease, but such loss of a right under this Article 32 shall relate only to the particular occasion or occasions where such Event of Default existed (and shall not cause Tenant to otherwise lose any additional or future rights set forth in this Article 32).
     (i) In the event that Tenant Exercises its right to lease any First Offer Space and takes occupancy of such First Offer Space, Landlord agrees that it shall not interrupt or remove the fiber optic connection lines between the Premises and the Adjacent Building, provided that Landlord shall not be obligated to establish, maintain, repair, or otherwise enhance such fiber optic connection lines.
ARTICLE 33 — Right of First Offer to Purchase
     (a) Landlord hereby grants to Tenant a continuing right of first offer to purchase the Premises (“First Purchase Offer Right”) in accordance with the following terms and conditions. In the event that Landlord elects to market the 2727 Parcel or the entire Project (the “Property”) for sale to any third party not affiliated with Landlord, Jaime Sohacheski or Robert A. Flaxman (or their immediate families) (“Third Party Buyer”), Landlord shall first notify Tenant thereof (“Sale Offer Notice”). Tenant shall have ten (10) calendar days from the receipt of Landlord’s Sale Offer Notice in which to notify Landlord by written notice (“Purchase Interest Notice”) of Tenant’s interest in purchasing the Property. If Tenant fails to provide its Purchase Interest Notice within said ten (10) calendar day period, then Tenant shall be deemed to have irrevocably waived its First Purchase Offer Right. If Tenant timely delivers its Purchase Interest Notice, then Landlord and Tenant shall thereafter negotiate for a period of thirty (30) calendar days (“Negotiation Period”) regarding the terms and conditions relating to a sale of the Real Property by Landlord to Tenant. During said Negotiation Period, Landlord shall negotiate exclusively with Tenant regarding the sale of the Property. If (i) Tenant fails to timely deliver to Landlord its Purchase Interest Notice as provided above, or (ii) Tenant delivers its Purchase Interest Notice but Landlord and Tenant have not, within the Negotiation Period, entered into a binding purchase and sale agreement for the sale of the Property to Tenant, acceptable to Landlord and Tenant, each acting in their sole and absolute discretion in good faith, then Tenant’s First Purchase Offer Right as established herein shall be null and void and Landlord shall be free to market and/or sell the Property to any third party as Landlord may elect, on terms elected by Landlord in its sole and absolute discretion; provided, however, that if the proposed economic terms of a sale to a third parry buyer are substantially more favorable to the buyer than the economic terms offered to Landlord in writing by Tenant during the Negotiation Period, Landlord shall re-offer the Property for sale to Tenant in accordance with the terms of this Article 33 (except that Tenant shall have five (5) days, rather than ten (10) days, after receiving a Sale Offer Notice to exercise its rights hereunder with respect to the purchase of the Property). The term “substantially more favorable terms” shall only mean a purchase price which is less than ninety-two and one-half percent (92.5%) of the purchase price offered to Landlord in writing by Tenant during the Negotiation Period.
     (b) The rights contained in this Article 33 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant occupies the entire Premises as of the date of the Sale Offer Notice. Tenant shall not have the First Purchase

Offer right as provided in this Article 33 if, as of the date of the Sale Offer Notice Tenant is in default under this Lease beyond any applicable notice and cure period.
ARTICLE 34 — Signage/Directory
     Tenant, at Tenant’s sole cost and expense, shall have all of the signage rights appurtenant to the 2727 Parcel (collectively, “Tenant’s Signage”), subject to (i) Tenant’s signage specifications attached hereto as Exhibit “E” (the “Tenant’s Proposed Signage”), (ii) all applicable local governmental laws, rules, regulations, codes and other approvals, and (iii) the prior approval of Landlord, which approval shall not be withheld so long as Tenant’s Signage does not diminish in any manner whatsoever the signage rights available to Landlord or the occupant of the 2767 Parcel with respect to the 2767 Parcel or the Project; provided, that if Landlord withholds its approval because its signage rights would be so diminished, Tenant shall not thereby be deemed to have forfeited its right to representation, on a pro rata basis, on any signage rights available to Landlord. Tenant’s Signage shall be personal to the Original Tenant (and the occupant of the Premises pursuant to a Permitted Transfer) and may not be assigned to any assignee or sublessee, or any other person or entity without Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant’s Signage rights exercised by any approved assignee or sublessee shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.
     The cost to operate, illuminate, install, remove, maintain, repair, replace and remove Tenant’s Signage shall be paid for by Tenant; provided, however, that if pursuant to the foregoing restrictions, Tenant has the right, and elects, to install a multi-tenant monument sign on the 2727 Parcel on which Tenant and the occupant of the 2767 Parcel are both represented, then (x) the sign panel for the 2727 Parcel and 2767 Parcel shall be equal in size, (y) Tenant shall have the right to be in the top priority position thereon, and (z) Tenant shall pay fifty percent (50%) of the costs associated with such monument sign, as well as one hundred percent (100%) of the costs associated with Tenant’s sign panel(s). Furthermore, at Landlord’s option (but at Tenant’s sole cost and expense), Tenant shall be separately metered for any electrical costs relating to the operation and illumination of Tenant’s signage, and the cost of separately metering any utility usage shall also be paid for by Tenant (or shared equally with the occupant of the 2767 Parcel, as the case may be, with respect to a multi-tenant monument sign). Upon the expiration of the Lease Term, or other earlier termination of this Lease, Tenant shall be responsible for any and all costs associated with the removal of Tenant’s Signage, including, but not limited to, the cost to repair and restore the Project to its original condition, normal wear and tear excepted.
ARTICLE 35 — Rooftop Satellite Rights
     Landlord hereby grants to Tenant the nonexclusive right to occupy a portion of the roof of the Project, free of charge, as reasonably designated by Landlord in Landlord’s sole and absolute discretion (hereinafter called the “Rooftop Premises”) so that Tenant may install, use, operate and maintain its communications equipment solely for use in connection with the direct operations of Tenant’s business in the Premises reasonably approved by Landlord (the “Communications Equipment”) for the purpose of satellite transmission/reception to or from the Rooftop Premises until the expiration or termination of this Lease (or as such nonexclusive right is otherwise terminated as provided in this Article 35) in accordance with the additional following conditions:
     (a) Rooftop Satellite Fees. Tenant shall pay Landlord or Landlord’s agent, within thirty (30) days after demand therefor, the cost Landlord typically charges for (i) determining the location of the Communications Equipment and its associated wiring, (ii) the cost of reviewing Tenant’s plans for installation and monitoring such installation, (iii) the cost of coordinating and obtaining any certification as to the continuation of the roof guarantee, and (iv) any other reasonable, out-of-pocket cost incurred by Landlord resulting from Tenant’s installation, use, maintenance or removal of the Communications Equipment.
     (b) Use. The Communications Equipment shall be installed, used, operated and maintained solely in the Rooftop Premises and solely at the expense of Tenant. Tenant shall perform the erection and installation of the Communications Equipment in accordance with an installation program reasonably approved and supervised by Landlord or Landlord’s agent, and Tenant shall neither bring the Communications Equipment nor any associated equipment to the Premises or Rooftop Premises, without first giving Landlord ten (10) business days’ prior written notice of the date and time of the planned installation. The Communications Equipment shall in all cases be installed, used, operated, maintained and removed in compliance with the following requirements (all as determined by Landlord in its sole and absolute discretion): (i) the Communications Equipment shall not interfere in any way with the Project’s existing engineering, window washing or other maintenance functions or duties; (ii) the Communications Equipment must be properly secured and installed so as not to be affected by high winds or other weather elements; (iii) the Communications Equipment must be properly grounded; (iv) the weight of the Communications Equipment shall not exceed the load limits of the Project; and (v) in no event shall the Communications Equipment or any appurtenant wiring or cable interfere with or otherwise adversely affect the electrical, mechanical, structural, life safety or other building systems of the Project. Tenant shall bear all costs and expenses in connection with the installation, use, operation, maintenance and removal of the Communications Equipment, including all costs relating to the repair of any damage to the roof or other parts of the Project caused directly or indirectly by any such installation, use, operation, maintenance or removal, including, without limitation, water damage or other damage resulting from weather elements, except to the extent resulting from Landlord’s negligence or willful misconduct. Tenant may not access the roof of the Project unless accompanied by a representative of Landlord.
     (c) Installation of Dish. The installation of the Communications Equipment, excluding any necessary penetration of the roof of the Project, shall be performed by Tenant’s contractor (as reasonably approved by Landlord) and at Tenant’s expense, provided such installation is of a nonpenetrating surface mount only. Tenant may not install the Communications Equipment in a manner which penetrates the roof membrane of the Project, unless and until Landlord confirms to Landlord’s reasonable satisfaction that such installation will not void or impair any then existing roof guarantee or warranty. Tenant shall reimburse Landlord for all reasonable costs associated with obtaining such confirmation. If such confirmation is obtained, all work done in connection with the roof penetration shall be performed by Landlord or Landlord’s agent (at a reasonably competitive price) at Tenant’s sole cost and expense. The installation of the Communications Equipment shall not damage the Project or existing structures thereon or detract from the aesthetics or physical attractiveness of the Project, as reasonably determined by Landlord. Landlord may obtain the services of a structural engineer (at a reasonably competitive price) to design any additional roof supports required to support the Communications Equipment and to monitor the installation thereof, and Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for the cost of such services and such roof supports. If non-discriminately required by Landlord, Tenant shall install all screening required by Landlord such that the Communications Equipment shall not be visible from any portion of the ground constituting the Common Areas. The Communications Equipment shall remain the personal property of Tenant and shall be removed by Tenant prior to the expiration or earlier termination of the Lease, and Tenant shall repair any damage caused by the removal of the Communications Equipment and its associated wiring, cables and other components.
     (d) Repair. Tenant may, upon reasonable notice to Landlord and at Tenant’s own cost, repair, replace, reorient or remove the Communications Equipment or any portion thereof, or replace it with generally similar equipment, provided that (i) any new equipment does not weigh substantially more than the Communications Equipment and can be properly accommodated on the roof of the Project without placing materially greater demands upon the electrical, mechanical, structural, life safety or other building systems of the Project; (ii) Tenant at its cost shall restore the roof of the Project to the condition in which it was prior to such repair, reorientation, removal or replacement, and all of such repair, reorientation, removal or replacement shall be performed in accordance with industry standard engineering practices and by contractors or other persons reasonably approved by Landlord; and (iii) all plans and designs of Tenant relating to such repair, reorientation, removal or replacement shall in any case be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
     (e) Condition of Rooftop Premises. Tenant hereby agrees that the Rooftop Premises shall be taken “as is”, “with all faults”, without any representations and warranties.

Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Rooftop Premises or with respect to the suitability of the same for the conduct of Tenant’s business.
     (f) Compliance. Tenant will, at all times in connection with the installation, use, operation and maintenance of the Communications Equipment, comply with all federal, state and local governmental and quasi-governmental laws, statutes, codes, rules, ordinances and regulations affecting the installation, use, operation and maintenance of the Communications Equipment, including applicable building and fire codes, and will comply with all requirements of the Federal Aviation Administration and Federal Communications Commission in respect thereof. Tenant, at Tenant’s own cost, shall be obligated to secure and obtain and provide Landlord with copies of all required permits, approvals and licenses for or with respect to the installation or operation of the Communications Equipment prior to the commencement of any installation activities hereunder, and Tenant shall be obligated to keep in full force and effect and renew, as applicable, all required permits, approvals and licenses required hereunder. The use of the Communications Equipment by Tenant will be such as to not cause any interference (as defined by the engineering standards of the Federal Communications Commission) with communication receptions presently or hereafter located at or about the Project and belonging to or operated by any parties to whom Landlord has previously granted rights, or hereafter may grant rights, similar to those granted by this Article 35, provided that Landlord agrees to take all reasonable measures to ensure that any similar rights subsequently granted to third parties will not materially interfere with Tenant’s communication reception from the Communications
Equipment.
     (g) Insurance. During the entire period that the Communications Equipment is situated in the Rooftop Premises, Tenant agrees to maintain comprehensive general public liability insurance against all claims for bodily injury, death and property damage occurring in the area surrounding or in any way related to the Communications Equipment in the amounts and in accordance with the terms set forth in Article 14 of this Lease and that all insurance policies shall name any agent or contractor designated by Landlord as additional insureds. Tenant shall pay for the cost of any additional insurance or the increase in any premiums arising solely by reason of the erection or installation and maintenance of the Communications Equipment.
     (h) Liens. Tenant agrees to that the terms and conditions of Article 10 of this Lease shall also apply to the Rooftop Premises.
     (i) Relocation. Landlord may, upon twenty (20) days prior written notice to Tenant, require Tenant to relocate the Communications Equipment to another location on the roof of the Project, and Tenant shall do so at Landlord’s cost and expense, provided the substitute location provides comparable reception (except that Tenant shall be responsible for said relocation costs to the extent the need to relocate the Communications Equipment results from any damage to the roof caused by the Communications Equipment).
     (j) Lease Provisions. Tenant agrees that, in addition to the terms and conditions of this Article 35, Tenant’s obligations, restrictions and liabilities (but not rights) set forth in this Lease shall also apply to the Rooftop Premises.
ARTICLE 36 — Standard for Conduct and Consent
     Notwithstanding anything to the contrary contained in the Lease, except to the extent this Lease provides that Landlord’s or Tenant’s approval or consent may be given or withheld in such party’s “sole” or “absolute” discretion, any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld, conditioned or delayed. Except as otherwise provided in this Lease, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith.
ARTICLE 37 — Option to Terminate.
     Tenant shall have the one-time right to terminate this Lease (the “Early Termination Right”) effective as of the date which is two (2) years prior to the scheduled Expiration Date of this Lease in accordance with the provisions of this Article 37 (the “Early Termination Date”). Tenant shall have the right, by written notice to Landlord (the “Early Termination Notice”), to cause the Lease Term to expire as of the Early Termination Date; provided, however, that such Early Termination Notice, to be effective, (i) must be delivered at least twelve (12) months (but not more than eighteen (18) months) prior to the scheduled Expiration Date and (ii) must be accompanied by a payment to Landlord equal to Nine Hundred Eighty-Two Thousand Eight Hundred Fifty and No/100 Dollars ($982,850.00) (the “Early Termination Payment”). If (i) Tenant fails to timely deliver to Landlord the Early Termination Notice as provided above or (ii) Tenant fails to deliver to Landlord, concurrently with its Early Termination Notice, the Early Termination Payment required above, then Tenant’s Early Termination Right as established herein shall be null and void and of no further force or effect. Notwithstanding anything to the contrary set forth herein, the parties agree that (i) notwithstanding such Early Termination Right, any and all obligations of Tenant occurring prior to the Early Termination Date shall survive such the Early Termination Date, and (ii) the Early Termination Payment referenced in this Article 37 shall not restrict or limit in any manner whatsoever Landlord’s rights and remedies hereunder, at law or in equity, in the event of an Event of Default by Tenant.

     IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits and other attachments referenced therein, as of the date first above written.

“TENANT”			“LANDLORD”

FREMONT INVESTMENT & LOAN, a California industrial bank			CROWN BREA ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ RAYMOND G. MEYERS		By:	CRD VENTURES, LLC,
	Name: Title:	RAYMOND G. MEYERS Vice President		a California limited liability company

			By:	/s/ Robert A. Flaxman
				Name:	Robert A. Flaxman
				Title:	Member